Exhibit 10.49

Execution Version

PURCHASE AGREEMENT

dated as of August 3, 2008

by and among

KOPPERS INC.,

CARBON INVESTMENTS, INC.,

and

ARCELORMITTAL S.A.

-i-

-ii-

-iii-

EXHIBITS

A	[reserved]

B-1	Form of Supply Contract

B-2	Specific Terms to be Reflected in Supply Contract

C	Current Financial Schedule

C-2	Statements of Operations

D	Tar Supply Contract 1

E	Tar Supply Contract 2

F	Tar Supply Contract 3

G	Tar Supply Contract 4

INFORMATIONAL SCHEDULES

1.1(d) (Part I)	Koppers’ Knowledge

1.1(d) (Part II)	Buyer’s Knowledge

2.3	Principles to be Applied in Preparing Closing Financial Schedule

6.2	Conduct of the Business

9.1(f)	Services Covered by Transition Services Agreement

DISCLOSURE SCHEDULE

4.4	Approvals

4.8(c)	Material Liabilities

-iv-

4.8(d)	Certain Events Subsequent to Date of Current Financial Schedule

4.9(a)	Title to Real Property

4.9(c)	Title to Tangible Assets

4.9(d)	Production Exceptions

4.10(a)	Intangible Property

4.10(c)	Claims Against Material Intangible Property

4.10(e)	Third Party Rights to Material Intangible Property

4.11(a)	Material Contracts

4.11(b)	Defaults Under Material Contracts

4.12	Insurance Policies

4.13(a)	Employee Information

4.13(c)	Severance Plan Payment Obligations

4.14(a)	Benefit Plans

4.14(b)	Benefit Exceptions

4.14(c)	Post-Termination and Retiree Welfare Benefits

4.14(d)	Benefit Plan Liabilities

4.15	Labor Relations

4.16	Tax Return Matters

4.17(a)	Exceptions to Environmental Laws and Environmental Permits

4.17(b)	Environmental Claims

4.17(c)	Environmental Notices Specifically Applicable to Facility

4.17(d)	Certain Materials Present at Facility

BUYER’S DISCLOSURE SCHEDULE

5.2	Governmental Approvals

-v-

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, dated as of August 3, 2008 (this “Agreement”), by and among Koppers Inc., a Pennsylvania corporation (“Koppers”), Carbon Investments, Inc., a Delaware corporation (“CI” and, together with Koppers, “Sellers”), which is a party to this Agreement solely for the purpose of being bound by Article II and Sections 3.3, 6.6, 12.2, 13.1 and 15.2 of this Agreement and making the representations and warranties in Sections 4.2(b), 4.4(b), 4.4(d) and 4.7(b) of this Agreement, and ArcelorMittal S.A., a société anonyme organized under the laws of Luxembourg, acting directly or through its designee (“Buyer”).

RECITALS

WHEREAS, Koppers Monessen Partners LP, a Delaware limited partnership (the “Partnership”), is engaged in the business of producing coke and various by-products of the coke production process (the “Business”) at its Monessen, Pennsylvania facility (the “Facility”);

WHEREAS, Koppers owns a 95% interest in the Partnership and CI owns a 5% interest in the Partnership, each of which shall be converted at Closing (the “Conversion”), pro rata, into the sole membership interests (such converted interests, respectively, the “Koppers Interests” and the “CI Interests,” and together, the “Interests”) of a newly formed Delaware Limited Liability Company (the “Limited Liability Company”); and;

WHEREAS, Buyer desires to purchase from each of Koppers and CI, and each of Koppers and CI desires to sell to Buyer, upon the terms and subject to the conditions hereinafter set forth, the Koppers Interests and the CI Interests, respectively.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound, each of the parties hereto hereby agrees as follows:

ARTICLE I

DEFINITIONS

1.1 General Provisions. For all purposes of this Agreement, except as otherwise expressly provided:

(a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular;

(b) all references herein to designated “Articles,” “Sections” and other subdivisions and to “Exhibits” and “Schedules” are to the designated Articles, Sections and other subdivisions of the body of this Agreement and to the exhibits and schedules to this Agreement;

(c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(d) when any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to “Koppers’ knowledge” or words of similar import, it shall mean the current, actual knowledge of the individuals set forth in Part I of Schedule 1.1(d), following reasonable inquiry.

(e) where any representation, warranty or other provision in this Agreement refers to notice or written notice having been delivered or received by the Partnership or any of its Affiliates, such representation, warranty or other provision shall be interpreted to include only any notice to the individuals set forth in Part I of Schedule 1.1(d) or any notice of which one of such individuals has actual knowledge, following reasonable inquiry as to the sending or receipt of such notice.

(f) when any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to “Buyer’s knowledge” or words of similar import, it shall mean the current, actual knowledge of the individuals set forth in Part II of Schedule 1.1(d), following reasonable inquiry.

(g) the Parties anticipate that, immediately prior to Closing, the Partnership will be converted into a Delaware Limited Liability Company as provided for in Section 9.1(e) hereof. All references in this Agreement to the “Partnership,” including, without limitation, with respect to the representations and warranties and covenants of Koppers and/or CI concerning the Partnership, the Partnership Agreement and the Interests of the Partnership, shall be deemed, upon conversion, to apply to the Limited Liability Company (notwithstanding any specific references elsewhere in this agreement to the Limited Liability Company).

(h) all references herein to “books and records” shall include, without limitation, computer records and files; and

(i) all references to Sellers, Buyer or the Partnership shall include any successor or assign of such Person.

1.2 Specific Provisions. As used herein the following definitions shall apply:

“30-Day Period” is defined in Section 2.3(c).

“Accountants’ Determination” is defined in Section 2.3(c).

“Action” means any action, complaint, investigation, petition, suit, arbitration or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Adjusted Purchase Price” shall mean an amount equal to the Initial Purchase Price, plus (y) the dollar amount of Net Working Capital (as finally determined in accordance with Section 2.3 below).

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

“Agreed Rate” means, as of the date of any payment of interest to be made by reference thereto, the interest rate from time to time announced by PNC Bank as its prime rate calculated on the basis of a 365-day year and charged for the actual number of days elapsed.

“Agreement” is defined in the caption to this Agreement.

“Amount Transferred” is defined in Section 14.5(c).

“Approval” means with respect to a given Person any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained by such Person from, or any notice, statement or other communication required to be filed by such Person with or delivered by such Person to, any Governmental Entity or any other Person.

“Approval Contract” is defined in Section 6.9(b).

“Arbitrating Accountants” is defined in Section 2.3(c).

“Assignment” is defined in Section 3.2(a).

“Assignable Contract” is defined in Section 6.9(a).

“Assumed Koppers Liabilities” is defined in Section 2.3(d).

“Assumed Retirement Liabilities” is defined in Section 14.5

“Business” is defined in the Recitals to this Agreement.

“Buyer” is defined in the caption to this Agreement.

“Buyer Actuary” is defined in Section 14.5(b).

“CI” is defined in the Recitals to this Agreement.

“CI Interests” is defined in the Recitals to this Agreement.

“Closing” means the consummation of the purchase and sale of the Interests pursuant to this Agreement.

“Closing Date” means the date of the Closing.

“Closing Financial Schedule” is defined in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means as to a party, an undertaking by such party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result, provided that such party shall not be required to take actions, other than in the ordinary course of business, which would cause it to (i) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such party in connection with the performance or satisfaction of such obligation or duty or other action, (ii) institute litigation or arbitration as a part of its Commercially Reasonable Efforts or (iii) amend, waive or modify a term or condition of, or grant any concessions under or with respect to, any contract or relationship with respect to which an approval is sought or any other agreement or relationship with such Person.

“Competing Transaction” is defined in Section 6.6.

“Contract” means any binding agreement, contract, guarantee, license, lease, promise, understanding or arrangement (written or unwritten), bond, note, commitment, franchise, indemnity, indenture, instrument, lease or license, together with any schedules or documents executed or delivered in connection therewith and any modifications, amendments or supplements thereto.

“Conversion” is defined in the Recitals to this Agreement.

“Current Financial Schedule” is defined in Section 4.8(a).

“Dell Leased Equipment” means the computer equipment leased from Dell Financial Services L.P. pursuant to lease schedules number 053, 054, 082, 083, 085 and 097 executed under that certain Master Lease Agreement No. 6059888 dated as of October 12, 1998 and used by the Partnership, to the extent such schedules relate to the equipment described in Section 4.11(a) of the Disclosure Schedule.

“Draft Purchase Price Allocation” is defined in Section 13.2.

“Employee Benefit Plans” means all Employee Pension Benefit Plans (as defined in Section 3(2) of ERISA, whether or not subject to ERISA), all Employee Welfare Benefit Plans (as defined in Section 3(1) of ERISA, whether or not subject to ERISA) and each other employee benefit program, policy, agreement, arrangement or payroll practice, whether or not subject to ERISA or the Code, which provides any bonus, commission, profit-sharing, incentive, change in control, equity or equity-based severance or termination benefit, or that is a payroll policy, vacation, fringe benefit, deferred compensation, retirement benefits, employment agreement or similar program, policy, agreement or arrangement.

“Employees” means those personnel employed by Koppers in connection with the operation of the Business as of July 24, 2008, each of whom is listed in Section 4.13(a) of the Disclosure Schedule (including those employees currently on inactive status), and non-executive new hires who are hired in, and have terms and conditions of employment consistent with, the ordinary course of business. For the avoidance of doubt, Employees does not include personnel employed by Koppers 50% or more of whose time spent providing services that extend beyond the operation of the Business.

“Encumbrance” means any claim, charge, easement, lien, lease, covenant, security interest, encumbrance, option, pledge, rights of others or other restriction.

“Environmental Laws” means all applicable laws, statutes, judicial decisions, regulations, ordinances and other requirements of Governmental Entities or duties under common law relating to the protection of health, safety, the environment or natural resources.

“Environmental Permits” means all licenses, permits and other authorizations or registrations required under any Environmental Laws, including those arising from any construction or modification of any emission sources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“Estimated Amount” is defined in Section 14.5(c).

“Excluded Intangible Property” the names “Koppers” and any names derived therefrom and any rights (ownership, licensed or otherwise) of the Partnership to use the mark “Koppers,” and the color associated therewith, and any other trademarks, service marks, brand names, Internet domain names, logos, trade dress, trade names, corporate names and other indicia of origin, and any derivatives of the foregoing, and all registrations and applications for registration of any of the foregoing, and all goodwill associated with and symbolized by the foregoing.

“Facility” is defined in the caption to this Agreement.

“Final Asset Transfer Amount” is defined in Section 14.5(b).

“Final Determination Date” is defined in Section 2.3(d).

“Former Employee” is defined in Section 14.4.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Indebtedness” means obligations on account of money borrowed, bonds, debentures, notes or similar instruments, capitalized leases, letters of credit or guarantees.

“Indemnifiable Claim” means any Loss for or against which any party is entitled to indemnity under this Agreement.

“Indemnified Party” means a party entitled to indemnity under this Agreement.

“Indemnifying Party” means a party obligated to provide indemnity under this Agreement.

“Initial Purchase Price” shall mean an amount equal to one hundred sixty million dollars ($160,000,000.00).

“Intangible Property” means the patents and patent applications, trade names, trademarks and goodwill associated therewith (including registrations or applications therefor), service marks, trade secrets, copyrights (including registrations or applications therefor) and computer software applications, software licenses and all other items of intellectual or intangible property throughout the world.

“Interests” is defined in the Recitals to this Agreement.

“Investment” means, with respect to a particular Person, a minority equity interest, held directly or indirectly by such Person.

“IRS” means the Internal Revenue Service or any successor entity.

“Koppers” is defined in the Recitals to this Agreement.

“Koppers Actuary” is defined in Section 14.5(b).

“Koppers Benefit Plans” is defined in Section 4.14(a).

“Koppers Interests” is defined in the Recitals to this Agreement.

“Koppers Litigation” means the lawsuit captioned Nicholas v. Staffieri filed against Koppers in the United States District Court for the Western District of Pennsylvania on May 13, 1997, and any related or successor claim in any court.

“Law” means any constitutional provision, statute, ordinance or other law, rule, regulation, or interpretation of any Governmental Entity and any Order, in each instance as in effect as of the date hereof.

“Limited Liability Company” is defined in the Recitals to this Agreement.

“Loss” means any action, cost, damage (excluding special, punitive, incidental or consequential damages), disbursement, expense, liability, loss, deficiency, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, interest or other carrying costs, penalties, and reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

“Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, revenues or net income of the Partnership, taken as a whole, or on the ability of the Sellers or the Partnership to consummate the transactions contemplated hereby; provided, however, that none of the following will be deemed, individually or collectively, to constitute a “Material Adverse Effect”: (i) any changes, circumstances or effects resulting from or relating to changes or developments in the economy, interest rates, financial markets, securities markets or commodity markets or in the political climate generally or in any specific region; (ii) any changes in conditions or developments generally applicable to the industry in which the Partnership is involved; (iii) any changes in applicable Laws or accounting practices or conventions and (iv) any changes, circumstances or effects arising as a result of or otherwise related to the matters described in Sections 4.9(d) and 4.11(b)(1) of the Disclosure Schedule.

“Material Contract” is defined in Section 4.11(a).

“Material Intangible Property” is defined in Section 4.10(a).

“Material Licenses” is defined in Section 4.10(a).

“Net Working Capital” is defined in Section 2.3(d).

“New Union Contract” is defined in Section 8.4.

“Non-Consenting Contract” is defined in Section 6.9(b).

“Non-Union Employees” means Employees other than Union Employees.

“Notice” is defined in Section 6.5(c).

“Notice of Adjustment” is defined in Section 2.3(b).

“Notified Parties” is defined in Section 6.5(c).

“Notifying Parties” is defined in Section 6.5(c).

“Objection Notice” is defined in Section 2.3(c).

“Order” means any award, decision, decree, injunction, stay, judgment, order, ruling, subpoena, verdict, assessment or writ.

“Owned Material Intangible Property” is defined in Section 4.10(a).

“PADEP” means the Pennsylvania Department of Environmental Protection.

“PADEP Consent Order” means that Consent Order and Agreement dated December 29, 1994 by and between the PADEP and Koppers.

“Partnership” is defined in the Recitals to this Agreement.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership dated December 1, 1999 by and between Koppers (formerly known as Koppers Industries, Inc.) and Carbon Investments, Inc., as amended.

“PBGC” is defined in Section 4.14(b).

“Permit” means any license, registration, permit, franchise, certificate of authority, approval, order or other similar authorization, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Permitted Encumbrance” means (i) any Encumbrances for Taxes not yet due and payable, (ii) mechanics liens arising or incurred in the ordinary course of business with respect to which the underlying obligation is not delinquent. the rights of any person claiming by, through or under Buyer, (iii) Encumbrances under equipment leases with third parties entered into in the ordinary course of business and (iv) in the case of tangible property, Encumbrances or defects of title which do not (a) secure an obligation to pay money in excess of $100,000, or (b) individually or in the aggregate, materially affect the use or value of such property as used in the Business through the Closing Date.

“Per Claim Amount” is defined in Section 12.5(b).

“Per Claim Deductible” is defined in Section 12.5(b).

“Person” means an association, a corporation, a limited liability company, an individual, a partnership, a joint venture, an estate, a trust, a union or any other entity or organization, including a Governmental Entity.

“Purchase Price Allocation” is defined in Section 13.2.

“Retiree Life Plan” means the employee welfare benefit plans sponsored by Koppers that provides retiree life insurance benefits to certain Union Employees and Non-Union Employees and in which such Union Employees and Non-Union Employees participate immediately prior to the Closing.

“Retiree Medical Plan” means the employee welfare benefit plan sponsored by Koppers that provides retiree medical benefits to certain and Non-Union Employees and in which such and Non-Union Employees participate immediately prior to the Closing.

“Retirement Plan” means the defined benefit plan of Koppers in which the Employees participate immediately prior to the Closing.

“Sellers” is defined in the caption to this Agreement.

“Settlement Agreement” is defined in Section 2.3(c).

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to a particular Person, each Person a majority of the shares of stock or other equity interests of which are owned, directly or indirectly, by such particular Person.

“Supply Contract” is defined in Section 3.2(b).

“Tangible Assets” is defined in Section 4.9(b).

“Tax” means all amounts paid or payable to a Governmental Entity, whether foreign, federal, state, county or local taxes, charges, fees, levies, or other assessments of whatsoever kind or nature, including without limitation, all net income, gross income, gross receipts, sales, use, services, ad valorem, occupation, transfer, franchise, capital stock, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupancy or property taxes, custom duties, assessments of charges of any kind whatever (together with any interest, penalty or addition to tax).

“Tax Return” means any return, report, declaration, estimate, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity with respect to Taxes.

“Termination Notice” is defined in Section 6.5(c).

“Third Party Rights” is defined in Section 4.10(b).

“Title Company” is defined in Section 6.8.

“Transferred Employee” is defined in Section 14.1(b).

“True-Up Amount” is defined in Section 14.5(c).

“Unadjusted Purchase Price” shall mean an amount equal to the Initial Purchase Price, plus (y) the dollar amount of the “net working capital” line item on the Current Financial Schedule.

“Union” is defined in Section 4.15.

“Union Employees” means those Employees whose employment is covered by the Union Contract.

“Union Contract” is defined in Section 4.15.

“WARN Act” is defined in Section 4.13(c).

ARTICLE II

PURCHASE AND SALE OF INTERESTS

2.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, (i) Koppers agrees to sell and deliver to Buyer, and Buyer agrees to purchase from Koppers, the Koppers Interests, free and clear of any Encumbrances, and (ii) CI agrees to sell and deliver to Buyer, and Buyer agrees to purchase from CI, the CI Interests, free and clear of any Encumbrances.

2.2 Purchase Price. The total purchase price for the Koppers Interests (the “Koppers Purchase Price”) shall be an amount equal to (x) 95% of the Adjusted Purchase Price, minus (y) the dollar amount (expressed as a positive number) of the Assumed Koppers Liabilities. The total purchase price for the CI Interests (the “CI Purchase Price”) shall be an amount equal to 5% of the Adjusted Purchase Price.

2.3 Purchase Price Adjustment.

(a) As promptly as practicable following the Closing Date, but in no event more than 60 business days after the Closing Date, Koppers shall prepare an updated version of the Current Financial Schedule as of the end of the day on the Closing Date (the “Closing Financial Schedule”). The Closing Financial Schedule shall reflect the same line items as are included in the Current Financial Schedule and shall be prepared in accordance with the specific principles set forth on Schedule 2.3 and in a manner consistent with the preparation of the Current Financial Schedule.

(b) Upon completion of the Closing Financial Schedule, Koppers shall promptly deliver the same to the Buyer, together with a notice (the “Notice of Adjustment”) setting forth (i) the dollar amount of the “net working capital” line item on the Closing Financial Schedule and (ii) the dollar amount of the “assumed Koppers liabilities” line item identified on the Closing Financial Schedule. The parties shall provide to one another, and to each of their respective advisors, reasonable access upon prior written request to such parties’ personnel, advisors, properties, books and records, in each case to the extent relevant to the preparation and analysis of the Closing Financial Schedule.

(c) Following receipt of the Closing Financial Schedule and the accompanying Notice of Adjustment, the Buyer will be afforded a period of 30 business days (the “30-Day Period”) to review the Closing Financial Schedule and the Notice of Adjustment. At or before the end of the 30-Day Period, the Buyer will either (A) accept the calculation of the net working capital and/or assumed Koppers liabilities as set forth in the Notice of Adjustment or (B) deliver to the Sellers a written notice (an “Objection Notice”) identifying any calculations relating to the net working capital and/or assumed Koppers liabilities that the Buyer dispute together with a reasonably detailed explanation as to the basis for and amount of such dispute. The failure by the Buyer to deliver an Objection Notice within the 30-Day Period shall constitute the Buyer’s acceptance of the amount of the net working capital and/or assumed Koppers liabilities as set forth in the Notice of Adjustment. If the Buyer delivers an Objection Notice in a timely manner, then, within a further period of 20 business days from the end of the 30-Day Period, the parties and, if desired, their accountants will attempt to resolve in good faith any disputes relating to the net working capital and reach a written agreement (the “Settlement Agreement”) with respect thereto. Failing such resolution, any unresolved disputed items relating to the net working capital will be referred for final binding resolution to a mutually acceptable accounting firm (the “Arbitrating Accountants”), the fees and expenses of which shall be paid by the Buyer. The amount of the net working capital will be deemed to be as determined by the Arbitrating Accountants. Such determination (the “Accountants’ Determination”) shall be (A) in writing, (B) furnished to Buyer and Sellers as soon as practicable after the items in dispute have been referred to the Arbitrating Accountants, (C) made in a manner consistent with the preparation of the Current Financial Schedule, and (D) nonappealable and incontestable by the parties hereto and each of their respective stockholders, partners, members, managers, Affiliates and successors and not subject to collateral attack for any reason other than manifest error or fraud.

(d) For purposes this Section 2.3, the “Final Determination Date” shall mean the earliest to occur of (A) the thirty-first business day following the receipt by the Buyer of the Closing Financial Schedule and accompanying Notice of Adjustment provided the Buyer shall have failed to deliver an Objection Notice to Sellers within the 30-Day Period, (B) the date on which the Buyer gives the Sellers a written notice to the effect that the Buyer has no objection to the Sellers’ determination of the net working capital, (C) the date on which the Buyer and Sellers execute and deliver a Settlement Agreement, and (D) the date as of which the Buyer and Sellers shall have received the Accountants’ Determination. For purposes of this Agreement, “Net Working Capital” shall mean the dollar amount of the “net working capital” line item on the Closing Financial Schedule and “Assumed Koppers Liabilities” shall mean the dollar amount of the “assumed Koppers liabilities” line item on the Closing Financial Schedule, in each case as finally determined in accordance with the procedures in this Section 2.3.

(e) Post Closing Adjustment. The following payments shall be made promptly following the Final Determination Date, in each case to the extent required based upon the final calculation of the Net Working Capital and the Assumed Koppers Liabilities in accordance with this Section 2.3:

(i) The “Koppers Adjustment Amount” shall be the amount determined in accordance with the following formula: (x) 95% of the result obtained by taking (A) the Net Working Capital and subtracting (B) the dollar amount of the “net working capital” line item on the Current Financial Schedule, plus (y) the result obtained by taking (A) the Assumed Koppers Liabilities and subtracting (B) the dollar amount of the “assumed Koppers liabilities” line item on the Current Financial Schedule. If the Koppers Adjustment Amount is positive, then Buyer shall deliver or cause to be delivered to Koppers an amount equal to the Koppers Adjustment Amount, plus interest thereon from the Closing Date through the date of payment calculated at the Agreed Rate. If the Koppers Adjustment Amount is negative, then Koppers shall deliver or cause to be delivered to Buyer an amount equal to the absolute value of the Koppers Adjustment Amount, plus interest thereon from the Closing Date through the date of payment calculated at the Agreed Rate.

(ii) The “CI Adjustment Amount” shall be the amount determined in accordance with the following formula: 5% of the result obtained by taking (A) the Net Working Capital and subtracting (B) the dollar amount of the “net working capital” line item on the Current Financial Schedule. If the CI Adjustment Amount is positive, then Buyer shall deliver or cause to be delivered to CI an amount equal to the CI Adjustment Amount, plus interest thereon from the Closing Date through the date of payment calculated at the Agreed Rate. If the CI Adjustment Amount is negative, then CI shall deliver or cause to be delivered to Buyer an amount equal to the absolute value of the CI Adjustment Amount, plus interest thereon from the Closing Date through the date of payment calculated at the Agreed Rate.

(f) To the extent there is a disagreement between Koppers and Buyer concerning the amount of the Net Pension Liability that comprises the assumed Koppers liabilities line item on the Closing Financial Schedule as a result of the failure of Koppers and Buyer to have agreed upon the amount of the Assumed Retirement Liabilities in Section 14.5 of this Agreement, then the parties agree that they will (i) exclude the Net Pension Liability line item from the calculation of the assumed Koppers liabilities for purposes of this Section 2.3, but otherwise comply with the provisions of this Section 2.3 with respect to all other amounts, (ii) resolve any disagreement regarding the amount of the Net Pension Liability pursuant to Section 14.5, and (iii) within 10 days of the final determination of the amount of the Net Pension Liability pursuant to Section 14.5, make any additional payments as required to reflect the final amount of the Net Pension Liability as if it had been included in the original calculation of the assumed Koppers liabilities.

ARTICLE III

CLOSING

3.1 Closing Date. The Closing shall take place at the offices of Reed Smith LLP, 435 Sixth Avenue, Pittsburgh, Pennsylvania 15219, on the last business day of the month during which the conditions specified in Articles VIII, IX and X shall have been satisfied or waived, or at such other place or on such other date as Koppers and Buyer may agree. The Closing shall be effective as of 11:59 PM eastern standard time on the Closing Date.

3.2 Items to be Delivered at the Closing by Koppers. At the Closing, Koppers shall deliver or cause to be delivered:

(a) A duly and validly authorized and executed copy of the Assignment and Assumption of Interests (the “Assignment”) in the form of Exhibit A.

(b) To the Limited Liability Company, a copy of the Coal Tar Supply Contract (the “Supply Contract”) in the form of Exhibit B-1 hereto, as revised to reflect the terms described in Exhibit B-2 hereto, duly executed by Koppers.

(c) Any and all of the Partnership’s and the Limited Liability Company’s records and documents relating to the Business.

(d) An executed certificate of a duly authorized officer of Koppers, dated as of the Closing Date, certifying that the conditions contained in Sections 9.1(a), 9.1(b), 9.2 and 9.3(b) have been satisfied to the extent such conditions relate to Koppers as a Seller.

3.3 Items to be Delivered at the Closing by CI. At the Closing, CI shall deliver or cause to be delivered:

(a) A duly and validly authorized and executed copy of the Assignment.

(b) An executed certificate of a duly authorized officer of CI, dated as of the Closing Date, certifying that the conditions contained in Sections 9.1(a), 9.1(b) and 9.2 have been satisfied to the extent such conditions relate to CI as a Seller.

3.4 Items to be Delivered at the Closing by Buyer. At the Closing, Buyer shall deliver or cause to be delivered:

(a) To Koppers, by wire transfer in funds immediately available, an amount equal to (i) the Unadjusted Purchase Price, minus (ii) the dollar amount (expressed as a positive number) of the “assumed Koppers liabilities” line item on the Current Financial Schedule (it being understood that, promptly following the Closing, Koppers shall deliver to CI an amount equal to 5% of the Unadjusted Purchase Price, less transaction expenses and fees attributable to CI).

(b) To each applicable Seller, a duly and validly authorized receipt of Assignment, which shall have been duly executed by the applicable Buyer.

(c) To Koppers, the Supply Contract in the form of Exhibit B-1 hereto, as revised to reflect the terms described in Exhibit B-2 hereto, duly executed by Buyer and Koppers.

(d) An executed certificate of a duly authorized officer of Buyer, dated the Closing Date, certifying that the conditions contained in Article X have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each representation and warranty contained in this Article IV is qualified by the disclosures made with respect to such representation and warranty in the Disclosure Schedule attached to this Agreement (the “Disclosure Schedule”). Except as set forth on the Disclosure Schedule, Koppers hereby makes the representations and warranties to Buyer set forth in Sections 4.1, 4.2(a), 4.3, 4.4(a), 4.4(c), 4.4(e), 4.5, 4.6, 4.7(a), 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19 and 4.20 and CI hereby makes the representations and warranties to Buyer set forth in Sections 4.2(b), 4.4(b), 4.4(d) and 4.7(b).

4.1 Organization and Related Matters. The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and has full partnership power and authority to carry on the Business as currently conducted. At Closing, the Limited Liability Company shall be a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and shall have full power and authority to carry on the Business as currently conducted.

4.2 Capitalization.

(a) Koppers is the record and beneficial owner and holder of the Koppers Interests free and clear of all Encumbrances. At the Closing, Koppers will transfer to Buyer the Koppers Interests free and clear of all Encumbrances. Other than this Agreement and the Partnership Agreement, there are no Contracts relating to the sale or transfer of the Koppers Interests. The Koppers Interests have been issued in compliance with all applicable Laws. There are no outstanding contractual obligations of the Partnership, and at Closing there will be no such outstanding obligations of the Limited Liability Company, to repurchase, redeem or otherwise acquire the Koppers Interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Koppers Interests and the CI Interests represent all of the interests in the Partnership, and at Closing will represent all of the interests in the Limited Liability Company.

(b) CI is the record and beneficial owner and holder of the CI Interests free and clear of all Encumbrances. At the Closing, CI will transfer to Buyer the CI Interests free and clear of all Encumbrances. Other than this Agreement and the Partnership Agreement, there are no Contracts relating to the sale or transfer of the CI Interests. The CI Interests have been issued in compliance with all applicable Laws. There are no outstanding contractual obligations of the Partnership, and at Closing there will be no such outstanding obligations of the Limited Liability Company, to repurchase, redeem or otherwise acquire the CI Interests.

4.3 Subsidiaries and Investments. The Partnership has no Subsidiaries or Investments.

4.4 Authorization; No Conflicts; Consents.

(a) The execution, delivery and performance of this Agreement, the Conversion and the Assignment by Koppers have been duly and validly authorized by all necessary corporate action on the part of Koppers. This Agreement and, upon consummation of the Closing, the Assignment, constitute the legally valid and binding obligations of Koppers, enforceable against Koppers in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors’ rights generally and by general principles of equity and public policy.

(b) The execution, delivery and performance of this Agreement, the Conversion and the Assignment by CI have been duly and validly authorized by all necessary corporate action on the part of CI. This Agreement and, upon consummation of the Closing, the Assignment, constitute the legally valid and binding obligations of CI, enforceable against CI in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors’ rights generally and by general principles of equity and public policy.

(c) The execution, delivery and performance of this Agreement, the Conversion and the Assignment by Koppers and the consummation of the transactions contemplated hereby, will not (i) violate the charter documents or bylaws of either Koppers or the Partnership or the Limited Liability Company, (ii) assuming receipt of Approvals listed in

Section 4.4 of the Disclosure Schedule, violate or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under any Material Contract or (iii) assuming receipt of the Approvals and Permits listed in Section 4.4 of the Disclosure Schedule, violate any Law. Except for matters identified in Section 4.4 of the Disclosure Schedule, the execution, delivery and performance by Koppers of this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not require any Approval or Permit by any Governmental Entity or other Person. The execution, delivery and performance of this Agreement, the Conversion and the Assignment by CI and the consummation of the transactions contemplated hereby, will not (i) violate the charter documents of the Partnership or the Limited Liability Company, (ii) assuming receipt of Approvals listed in Section 4.4 of the Disclosure Schedule, violate or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under any Material Contract or (iii) assuming receipt of the Approvals and Permits listed in Section 4.4 of the Disclosure Schedule, violate any Law.

(d) The execution, delivery and performance of this Agreement, the Conversion and the Assignment by CI and the consummation of the transactions contemplated hereby, will not violate the charter documents or bylaws of CI. Except for matters identified in Section 4.4 of the Disclosure Schedule, the execution, delivery and performance by CI of this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not require any Approval or Permit by any Governmental Entity or other Person.

(e) The execution, delivery and performance of the Supply Contract by Koppers has been duly and validly authorized by all necessary corporate action. When executed, the Supply Agreement will constitute the legally valid and binding obligation of Koppers, enforceable against Koppers in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors’ rights generally and by general principles of equity and public policy.

4.5 Legal Proceedings. Except for the Koppers Litigation, there is no Action pending, or, to Koppers’ knowledge, threatened, against the Partnership or that otherwise relates to the Business, nor is there any Order existing against the Partnership or that otherwise relates to the Business or the Facility, that individually or when aggregated with one or more other Actions or Orders has had, or would reasonably be expected to have, a Material Adverse Effect.

4.6 Compliance with Law.

(a) Each of the Business and the Partnership has been conducted in all material respects in accordance with all applicable Laws. The Partnership has not received notice of any violation of any Law applicable to and material to the Partnership, the Business or the consummation of the transactions contemplated by this Agreement.

(b) Except as to Environmental Permits and Environmental Laws, which are addressed exclusively in Section 4.17 of this Agreement, (i) the Partnership has complied in all material respects with the terms of any applicable Permits, and has not received written notification from any Governmental Entity of any violation of any Permit or any Law governing the issuance or continued validity thereof which is material to the Partnership, the Business or the consummation of the transactions contemplated by this Agreement and (ii) the Partnership has all material Permits required in connection with the conduct of the Business.

4.7 No Brokers or Finders.

(a) No agent, broker, finder, or investment or commercial banker, or other Person engaged by Koppers or an Affiliate of Koppers in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions except for certain fees payable to UBS Investment Bank as to which fees Sellers shall have full responsibility and neither Buyer nor the Partnership shall have any liability.

(b) No agent, broker, finder, or investment or commercial banker, or other Person engaged by CI or an Affiliate of CI in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions except for certain fees payable to UBS Investment Bank as to which fees Sellers shall have full responsibility and neither Buyer nor the Partnership shall have any liability.

4.8 Financial Schedule; No Material Liabilities.

(a) Koppers has made available to the Buyer an unaudited financial schedule of the Partnership as of June 30, 2008, a copy of which is attached to this Agreement as Exhibit C (the “Current Financial Schedule”) setting forth the net assets and assumed liabilities of the Business as of such date. The Current Financial Schedule was prepared in accordance with the policies set forth in Schedule 2.3 and fairly presents in accordance with the policies set forth in Schedule 2.3 the financial condition of the Business as of June 30, 2008.

(b) Koppers has made available to the Buyer a Statement of Operations of the Partnership for the six month period ended June 30, 2008 and the year ended December 31, 2007, a copy of which is attached to this Agreement as Exhibit C-2 (the “Statements of Operations”) setting forth the results of operations of the Business for each such period. Each of the Statements of Operations fairly presents the financial results of the Business for the relevant period. In addition, the Statement of Operations reconciles the tax basis results of the Partnership to amounts reflected in Koppers’ underlying books and records which are prepared in accordance with applicable generally accepted accounting principles.

(c) There are no liabilities of the Business, other than the liabilities (i) reflected on the Current Financial Schedule, (ii) disclosed in Section 4.8(c) of the Disclosure Schedule, (iii) incurred since the date of the Current Financial Schedule in the ordinary course of business, consistent with past practice or (iv) that would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Since the date of the Current Financial Schedule, there has not been any Material Adverse Effect and, except with respect to actions permitted under Section 6.2 of this Agreement during the period between the date of this Agreement and Closing, the Business has been conducted in the ordinary course consistent with past practice. Except as set forth in Section 4.8(d) of the Disclosure Schedule, and except with respect to actions permitted under Section 6.2 of this Agreement during the period between the date of this Agreement and Closing, since the date of the Current Financial Schedule there has not been any (i) change in any of the interests of the Partnership; grant of any option or right to purchase any interests of the Partnership; issuance of any security convertible or exchangeable into such interests; (ii) amendment to the Partnership Agreement; (iii) entry into, termination of, amendment, waiver or receipt of notice of termination of any Material Contract, except for such entry, termination, amendment or waiver that has not had and is not reasonably expected to have a Material Adverse Effect; (iv) sale, lease or other disposition of any material asset or property of the Partnership or the Business, or mortgage, pledge or imposition of any Encumbrance, other than Permitted Encumbrances, on any material asset or property of the Partnership or the Facility; (v) material change in the accounting methods or policies used by the Partnership or (vi) agreement, whether written or oral, to do any of the foregoing.

4.9 Real Property; Tangible Assets.

(a) The Partnership owns all of the real property on which the Facility is located, which is described in detail on Section 4.9(a) of the Disclosure Schedules (the “Real Property”). Except for the Facility, the Partnership does not own or lease any other real property. Except as described in Section 4.9(a) of the Disclosure Schedule, the Partnership has good and marketable title to the Real Property free and clear of any Encumbrances, other than Permitted Encumbrances. No Person other than the Partnership is entitled to possession of the Real Property, and there are no leases, subleases or licenses granting to any third party the right of use or occupy of any portion of the Real Property. There are no outstanding options, rights of first refusal or other preferential rights to purchase, lease, occupy or otherwise use the Real Property or any portion thereof or interest therein. The plants, buildings and structures located on the Real Property currently have (i) access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Business as it is presently conducted and (ii) adequate rights of access to dedicated public ways. Except for such plants, buildings or structures not material to the operation of the Business, the plants, building and structures of the Facility are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are structurally sound. There are no condemnation or appropriation or similar proceedings pending or, to Koppers’ knowledge, threatened against the Real Property.

(b) To Koppers’ knowledge: (i) there are no violations of any zoning ordinances, building codes or other governmental or regulatory laws affecting the Real Property or planned material changes in any zoning ordinances or building codes or other governmental or regulatory laws, other than Environmental Laws, that would affect the Real Property, (ii) any variance, conditional use permit, special use permit or other similar approval required for operation of the Facility has been obtained and remains in effect and (iii) other than Environmental Laws, there are no planned or commenced public improvements related to the Real Property that may result in material special assessments against any part of the Real Property, except in each case as would not have a Material Adverse Effect.

(c) Except as set forth in Section 4.9(c) of the Disclosure Schedule, the Partnership owns and has good and marketable title to all of the tangible assets listed on Schedule 4.9(c) of the Disclosure Schedule (the “Tangible Assets”). Except as described in Section 4.9(c) of the Disclosure Schedule, the Tangible Assets are free and clear of all Encumbrances other than Permitted Encumbrances and constitute all of the property necessary for the conduct of the Business as currently conducted.

(d) Except as set forth in Section 4.9(d) of the Disclosure Schedule, production at the Facility since December 31, 2007 has continued in the ordinary course, consistent with past practice and substantially similar output has been produced on a monthly basis during 2008 compared to output in the corresponding months during the prior three (3) years.

4.10 Intangible Property.

(a) Section 4.10(a) of the Disclosure Schedule lists all Intangible Property which is material to the Business as presently conducted (the “Material Intangible Property”). Part I of Section 4.10(a) of the Disclosure Schedule lists all Material Intangible Property owned by the Partnership (“Owned Material Intangible Property”). Part II of Section 4.10(a) of the Disclosure Schedule also lists all Material Intangible Property which is owned by third parties and the agreement pursuant to which Koppers is licensed to use (in connection with the operation of the Business) any Material Intangible Property (“Material Licenses”). The Partnership has good title to the Owned Material Intangible Property. The Partnership has the right to use the Intangible Property covered by each Material License in the operation of the Business as currently conducted in accordance with the terms of such Material License.

(b) As of the date of this Agreement, the Partnership owns or has a valid license to use all of the Material Intangible Property used in or necessary for the operation of the business of the Partnership and its subsidiaries.

(c) Except as set forth in Section 4.10(c) of the Disclosure Schedule, there is no pending reexamination, opposition, interference, cancellation, invalidation or other Action against the Partnership with respect to any Material Intangible Property. Except as set forth in Section 4.10(c) of the Disclosure Schedule or as would not be reasonably expected to have a Material Adverse Effect, (i) there are no pending or, to Koppers’ knowledge, threatened written claims against the Partnership alleging that use of the Material Intangible Property by the Partnership in connection with the Business infringes or conflicts with the rights of others in the Material Intangible Property (“Third Party Rights”); (ii) the Partnership has not received any complaint, claim or notice alleging that it has violated or, by using the

Material Intangible Property in connection with the Business as now conducted, would violate any Third Party Rights or that any Material Intangible Property owned by it are invalid or unenforceable; and (iii) no consent judgment or pending litigation in a court of law exists to which the Partnership is a party, which would prevent the Partnership from using any of the Material Intangible Property in the Business now conducted.

(d) To Koppers’ Knowledge, all of the material computer networks, systems, software, and hardware used by the Facility (the “IT Systems”) are in good working order and the Facility has not experienced any material defects in design, workmanship or material in connection with their use. To Koppers’ Knowledge, the IT Systems are free of all viruses, worms, trojan horses and other material known contaminants, and do not contain any bugs, errors, or problems of a material nature that could disrupt its operation.

(e) Except as identified in Section 4.10(e) of the Disclosure Schedule, the Partnership has not granted material rights to others in the Material Intangible Property.

4.11 Material Contracts.

(a) Section 4.11(a) of the Disclosure Schedule identifies all of the following Contracts (each a “Material Contract”) to which the Partnership is a party or which relates to the Business or the Facility:

(i) Contracts for the purchase or sale of assets by or of the Partnership having a value in excess of $100,000 in any calendar year;

(ii) Contracts containing covenants of the Partnership not to compete in any line of business, with any Person or in any geographical area or not to offer or sell any product or service to any Person or class of Persons;

(iii) Any employment contracts between the Partnership or Koppers and any individual and any collective bargaining agreement with respect to the Business;

(iv) Contracts relating to the incurrence of Indebtedness by the Partnership;

(v) Contracts with customers involving the provision of goods or services for which the aggregate consideration will exceed $100,000 in any calendar year;

(vi) All Material Licenses;

(vii) Contracts which grant to any third party a license to any Owned Material Intangible Property;

(viii) Contracts with vendors or suppliers of goods or services for which the aggregate consideration will exceed $100,000 in any calendar year;

(ix) Contracts involving a termination fee or otherwise requiring payment in exchange for the right to terminate such agreement, in each case in excess of $100,000;

(x) Contracts which contain any non-compete, grant of exclusivity, most-favored-pricing clauses or otherwise operate to restrict or limit the operation of the Partnership or the Business;

(xi) Contracts which constitute (a) an outsourcing arrangement of any material systems or operations of the Partnership or (b) a joint venture or joint development agreement;

(xii) Any joint venture, alliance, partnership or other similar agreement;

(xiii) Any agreement creating or purporting to create an Encumbrance (other than a Permitted Encumbrance) on a material asset;

(xiv) Any contracts with an Affiliate of either Seller which exceed, in the aggregate, $100,000; and

(xv) Any other agreement or commitment not made in the ordinary course of business in excess of $100,000.

(b) Except as set forth in Section 4.11(b) of the Disclosure Schedule or as would not be reasonably expected to have a Material Adverse Effect, (i) the Partnership is not in, nor alleged to be in, default under any Material Contract, (ii) to Koppers’ knowledge, there is no default by any other party to any Material Contract, and (iii) there exists no event, condition or occurrence which, after notice or lapse of time, or both, is reasonably likely to constitute a default by the Partnership, or to Koppers’ knowledge, any other Person, under a Material Contract. All of the Material Contracts are in full force and effect and constitute legal, valid and binding obligations of the parties thereto in accordance with their terms, and, except as set forth in Section 4.11(b) of the Disclosure Schedule, will remain in full force and effect after the Closing without any Approval by any other party, except as contemplated by Sections 4.4 hereof.

4.12 Insurance. Section 4.12 of the Disclosure Schedule lists all insurance policies currently held by Koppers that relate to the Business or the Facility together with each loss control survey report provided to Koppers in respect of the Facility within the past six months. No event relating to the Business or the Partnership has occurred which will result in cancellation of any such insurance policies. Neither the Partnership nor the Business is in default under any such insurance policies and all premiums owed thereunder have been paid, and no material claims for coverage thereunder have been denied, except for any such failures as would not have a Material Adverse Effect.

4.13 Employees.

(a) Section 4.13(a) of the Disclosure Schedule sets forth the following information for each Employee: name; job title; current salary or hourly rate, as applicable, annual target bonus, if any; and service date or any adjusted service date reflecting service credit for prior employment. All of the employees of the Business are employed by Koppers, and the Partnership does not employ any Persons.

(b) Except for the production Employees who are members of the Union, (i) none of the Employees have, or are subject to, contracts of employment with Koppers or the Partnership, (ii) all Employees are employees “at will” whose employment is terminable without liability therefor (other than liability for severance payments or liability for retention or stay payments), and (iii) none of the Employees have, or are subject to, contracts or other agreements relating to stay bonuses and offer letters providing for retention or stay payments, commissions, compensation, special monetary or vacation awards, non-compete provisions or agreements, perquisites, warrants or other benefits to Employees; except in all cases that would not have a Material Adverse Effect.

(c) In the three (3) years prior to the date hereof, neither Koppers nor the Partnership has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting employees employed by Koppers in connection with the operation of the Business at the Facility or that would otherwise be required to be aggregated under the WARN Act with any other layoffs or terminations that would include any Employees or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting employees employed by Koppers in connection with the operation of the Business at the Facility or that would otherwise be required to be aggregated under the WARN Act with any other layoffs or terminations that would include any Employees. Neither Koppers nor the Partnership has laid off any employees employed by Koppers in connection with the operation of the Business at the Facility in the ninety (90) calendar days prior to the date hereof, nor has Koppers laid off any employees as part of any layoff that would be required to be aggregated under the WARN Act with any other layoffs or terminations that would include any Employees.

4.14 Benefit Plans.

(a) All Employee Benefit Plans which provide benefits or coverages to any Employee or with respect to which the Partnership has or could be reasonably expected to have any obligation to contribute or other liability(collectively, the “Koppers Benefit Plans”) are listed in Section 4.14(a) of the Disclosure Schedule. The Retirement Plan and any Koppers’ Benefit Plan which permits contributions described in Code Section 401(k) on behalf of Transferred Employees meet the requirements for qualification under Section 401(a) of the Code, and there are no facts or circumstances that would reasonably be expected to result in the disqualification of such plans under Section 401(a) of the Code. The Partnership does not maintain or contribute to, or otherwise have any liability with respect to, any Employee Benefit Plans other than the Koppers Benefit Plans. Koppers has made available to Buyer true and complete copies of the most recent Form 5500 Annual Returns/Reports for each Koppers Benefit Plan and the current summary plan description for each Koppers Benefit Plan. The Partnership and the Employees participate in the Koppers Benefit Plans due to the Partnership’s status as an Affiliate of Koppers.

(b) Except as set forth in Section 4.14(b) of the Disclosure Schedule, each Koppers Benefit Plan has been established and maintained in accordance with its terms and all applicable laws, except where any such non-compliance individually or in the aggregate could not reasonably be expected to result in any material liability to the Partnership or, following the Closing, Buyer or any of its Affiliates.

(c) Except as set forth in Section 4.14(c) of the Disclosure Schedule, no Koppers Benefit Plan provides, and the Partnership does not have any liability (whether contingent or otherwise) to provide post-termination or retiree welfare benefits (other than pension benefits) to any Employee or former employee of the Business or any other Person except as may be required by COBRA.

(d) With respect to each Koppers Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA as to which the Partnership or any ERISA Affiliate may have any liability under, or which is subject to Section 302 of the Code or Title IV of ERISA, (i) no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code; (ii) no such plan has been terminated so as to result, directly or indirectly, in any material liability, contingent or otherwise, of the Partnership or any of its ERISA Affiliates under Title IV of ERISA; and (iii) no complete or partial withdrawal from such plan has been made by any Person so as to result in any material liability to the Partnership or any of its ERISA Affiliates, whether such liability is contingent or otherwise. Except as otherwise indicated in Section 4.14(d) of the Disclosure Schedule, with respect to any of the Koppers Benefit Plans, no event has occurred and no condition or set of circumstances exists, in connection with which the Partnership or the Business will be directly or indirectly, through an ERISA Affiliate, subject to any liability, Encumbrance or loss of Tax deduction under ERISA or the Code or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which any of the Partnership or the Business has indemnified or is required to indemnify any Person against any such liability (except liability for benefit claims and funding obligations payable in the ordinary course). Neither Koppers nor the Partnership, nor any defined benefit plan maintained by Koppers, the Partnership or any ERISA Affiliates have incurred any material liability to the Pension Benefit Guaranty Corporation (“PBGC”) or the IRS except liabilities to the PBGC pursuant to Section 4007 of ERISA, all of which have been paid as due. Except as otherwise indicated in Section 4.14(d) of the Disclosure Schedule, no reportable event (as such term is used in section of 4043 of ERISA and for which the 30 day notice requirement has not been waived) or no “accumulated funding deficiency” (as such term is used in section 412 or 4971 of the Code) has occurred with respect to any of the Koppers Benefit Plans subject to Title IV of ERISA.

4.15 Labor Relations; Compliance. Koppers and the Partnership are parties to a collective bargaining agreement dated March 28, 2008 (the “Union Contract”) with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Works International Union (the “Union”), which governs all of the hourly Employees listed in Section 4.13 of the Disclosure Schedules. Except as set forth in Section 4.15 of the

Disclosure Schedule, there has not been, there is not presently pending or existing, and to Koppers’ knowledge there is not threatened, against Koppers or the Partnership or with respect to the Business (a) any strike, slowdown, picketing or work stoppage, (b) any proceeding based on the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Entity, organizational activity, or other labor or employment dispute against Koppers arising with respect to the Business or the Partnership, except in each case as would not have a Material Adverse Effect, or (c) any application for certification of a collective bargaining agent.

4.16 Taxes.

(a) The Partnership qualifies as a partnership for federal and state income tax purposes and has so qualified since its formation. The Partnership has filed or caused to be filed all material Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Law. The Partnership has delivered or made available to Buyer copies of all state and local income Tax Returns that pertain solely to the Partnership during ownership by the Partnership filed for periods beginning on or after January 1, 2005. The Partnership has paid all Taxes that have been shown as due on those Tax Returns.

(b) Except as set forth in Section 4.16 of the Disclosure Schedule, none of the United States federal or state income Tax Returns of the Partnership has been audited by relevant federal or state tax authorities. Except as set forth in Section 4.16 of the Disclosure Schedule, no adjustments have been made by the IRS to the income of the Partnership on the United States federal income Tax Returns filed by the Partnership. There is no audit presently in progress involving a Tax Return filed by the Partnership for which the Partnership has given or been requested to give a waiver or extension of any statute of limitations relating to the payment of Taxes for which the Partnership may be liable. Except as set forth in Section 4.16 of the Disclosure Schedule, no audit or other proceeding by any Governmental Entity is pending or threatened with respect to any Taxes due from or with respect to the Partnership or any Tax Return filed by or with respect to the Partnership.

(c) All Taxes that are or were required by Law to be withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity or other Person.

(d) All Tax Returns filed by (or that include on a consolidated basis) the Partnership are true, correct and complete in all material respects.

(e) The Partnership has no liability for any Tax or any portion of any Tax of any other Person, as transferee or successor, by contract, intercompany account system or otherwise and has never been a member of an affiliated group filing consolidated Tax Returns for federal, state, local or foreign purposes.

(f) No claim has been made in writing by a taxing authority in a jurisdiction where the Partnership does not file Tax Returns that it is or may be subject to taxation in the jurisdiction with respect to income or assets of the Business.

(g) The Partnership will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any transaction, other than a transaction in the ordinary course of business, that occurred prior to the Closing Date.

(h) Sellers make no representation or warranty as to the availability of tax credits under Section 45K of the Code in respect of sales of fuel produced at the Facility for purposes of any Tax Return filed after the date of this Agreement.

4.17 Environmental.

(a) Except as set forth in Section 4.17(a) of the Disclosure Schedule, each of the Business and the Partnership has been conducted in all material respects in accordance with all Environmental Laws and Koppers has timely applied for, obtained or maintained in effect, as appropriate, all Environmental Permits and is in material compliance with all such Environmental Permits, including without limitation the PADEP Consent Order, except in each case as would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.17(a) of the Disclosure Schedule, neither Koppers nor the Partnership has any unresolved notice of any violation of any Environmental Law or Environmental Permit applicable to the Partnership or the Business.

(b) Except as set forth in Section 4.17(b) of the Disclosure Schedule, there are no pending or, to Koppers’ knowledge, threatened Actions or Orders including, without limitation, contractual claims, or any consent decrees or other agreements in effect that relate to environmental conditions in, on, under or related to the Facility, except in each case as would not reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Section 4.17(c) of the Disclosure Schedule, the Partnership has not received any written notice from a Governmental Entity regarding a new, proposed regulation under any Environmental Law which would be applicable to the Facility specifically and not to other entities with operations in the Business which, if instituted or promulgated, would have a Material Adverse Effect.

(d) Except as set forth in Section 4.17(d) of the Disclosure Schedule, to Koppers’ knowledge, no polychlorinated biphenyls, underground storage tanks, or landfill, impoundment or other disposal area, is present at the Facility, except as would not reasonably be expected to have a Material Adverse Effect.

(e) To Koppers’ knowledge, all waste materials generated by the Partnership or the Business have been properly stored, transported, treated and disposed of in accordance with all applicable Environmental Laws, except as would not reasonably be expected to have a Material Adverse Effect.

(f) Koppers has provided Buyer with access to all known material environmental, audits, investigations, and sampling or similar reports relating to the Facility.

(g) No liens pursuant to Environmental Laws have been or are imposed on the Facility, and to Koppers’ knowledge no such liens have been threatened.

4.18 Related Party Transactions. Upon the consummation of the Closing, no Affiliate or related Person of Sellers will beneficially own or have any other material interest in any assets of the Partnership with a value in excess of $50,000.

4.19 No Other Representation. Neither the Sellers nor the Partnership nor any of their respective partners or officers have made, or shall be deemed to have made, and neither the Sellers nor the Partnership is liable for or bound in any manner by, any express or implied representations, warranties, guaranties, promises or statements pertaining to the Business or the transactions contemplated under this Agreement, except as specifically and expressly set forth in this Article IV.

4.20 Disclosure of Information. To Koppers’ knowledge, no representation or warranty by the Sellers in this Agreement, and no exhibit, document, certificate, or Disclosure Schedule furnished or to be furnished to the Buyer pursuant hereto in connection with the transactions contemplated hereby, considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein, in the context of the overall information provided to Buyer, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Each representation and warranty contained in this Article V is qualified by the disclosures made with respect to such representations and warranty in the Buyer’s Disclosure Schedule attached to this Agreement (the “Buyer’s Disclosure Schedule”). Except as set forth in the Buyer’s Disclosure Schedule, Buyer represents and warrants to Sellers as follows:

5.1 Organization and Related Matters. The Buyer is a société anonyme duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Buyer has all necessary corporate power and corporate authority to execute, deliver and perform this Agreement and the Supply Agreement.

5.2 Authorization; No Conflicts.

(a) The execution, delivery and performance of each of this Agreement and the Supply Contract has been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes, and when executed and delivered in accordance with this Agreement, the Supply Contract will constitute, the legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors’ rights generally and general principles of equity and public policy. The execution, delivery and performance of this Agreement and the Supply Contract, and the consummation of the transactions contemplated hereby and thereby, will not (i) violate the charter documents or bylaws of the Buyer, (ii) violate or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise under any material Contract to which the Buyer is a party) or (iii) violate any Law.

(b) Except for matters identified in Section 5.2(b) of the Buyer’s Disclosure Schedule, the execution, delivery and performance by Buyer of this Agreement and the Supply Agreement, and the consummation of the transactions contemplated hereby and thereby, will not require any Approval or Permit of any Governmental Entity.

5.3 Legal Proceedings. There is no Action pending, or, to Buyer’s knowledge, threatened, against Buyer nor is there any Order existing against Buyer, that individually or when aggregated with one or more other Actions or Orders would prohibit or limit the ability of the Buyer to consummate the transactions contemplated hereby.

5.4 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person engaged by or acting on behalf of Buyer or any of their Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

5.5 Availability of Funds. At Closing, Buyer will have sufficient funds available to enable Buyer to consummate the transactions contemplated hereby and to permit Buyer to timely perform all of their obligations under this Agreement.

5.6 Qualified Buyer. Buyer is qualified to obtain any permits, licenses or authorizations necessary for Buyer to own the Interests as contemplated by this Agreement and to operate the Facility.

5.7 Securities Matters.

(a) The Interests to be received by Buyer will be acquired for investment for such Buyer’s own account, not with a view to the distribution of any part thereof, and Buyer have no present intention of selling, granting any participation in, or otherwise distributing the same. The Buyer does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Interests.

(b) Buyer understands that the Interests are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as such securities are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold in the absence of an effective registration statement covering the Interests or an exemption from registration under the Securities Act of 1933, as amended.

ARTICLE VI

INTERIM COVENANTS

6.1 Access. Koppers shall permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel), to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Business, to the Partnership’s properties, books, records and all other information with respect to the Business and the Facility, as Buyer may from time to time reasonably request, and at Buyer’s expense to make copies of such books, records and other documents as Buyer considers reasonably necessary or appropriate for the purposes of familiarizing themselves with the Business, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the Business; provided, however, that under no circumstances shall Koppers be required to provide to Buyer and its representatives access to, nor shall any of them have rights to make copies of, (a) Tax Returns filed by either Seller or any of their Affiliates, other than the Partnership, (b) any information or materials required to be kept confidential by Law, or (c) any privileged attorney-client communications or attorney work-product relating (i) specifically to this Agreement or the transactions contemplated hereby, or (ii) to the Business, unless with respect to (ii) only, Buyer enters into a customary joint-defense agreement if Koppers is advised by its counsel that such agreement is both necessary and sufficient to avoid waiver of attorney-client privilege.

6.2 Conduct of Business. Koppers shall use its Commercially Reasonable Efforts, and shall cause the Partnership to use its Commercially Reasonable Efforts, to preserve intact the Business, maintain and keep its properties and equipment in good repair, keep available the services of the current officers, employees, and agents of the Business, and maintain the relations and good will with suppliers, customers, employees and others having business relationships with the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without the prior consent of Buyer, except as set forth in Section 6.2 of the Schedule, Koppers will not permit the Partnership to:

(a) other than as expressly contemplated by this Agreement, conduct the Business in any manner except in the ordinary course of business, consistent with the past practice;

(b) sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any material amount of assets except in the ordinary course of business and except for sales of excess inventory consistent with past practice over the last 12 months.

(c) adopt or propose any change in its limited partnership documents other than the Conversion, provided that if the Buyer notifies Koppers (which notice shall be delivered not less than 15 days before the Closing) that it no longer wishes to effect the Conversion, the parties shall make such amendments as are necessary to this Agreement so as to provide for the sale of the Partnership in its current form rather than in the form of the Limited Liability Company;

(d) merge or consolidate with any other Person;

(e) make an Investment in any Person;

(f) acquire an amount of assets of any other Person outside of the ordinary course of business;

(g) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(h) (i) grant any material increase in the salary or other compensation of its employees, agents, independent contractors or representatives, except pursuant to the terms of written agreements in effect on the date hereof, nor grant any material bonus or other extraordinary payment to any employee, agent, independent contractor or representative, enter into any employment, independent contractor or representative agreement, make any loan to or enter into any material transaction of any other nature with any employee, agent, independent contractor or representative of the Partnership or (ii) amend or terminate any Koppers Benefit Plan or adopt any new arrangement that would be a Koppers Benefit Plan if such arrangement were in effect as of the date hereof;

(i) terminate the employment of any key Employee, other than for “cause”;

(j) incur, renew, extend, assume or guarantee any indebtedness for borrowed money, other than working capital in the ordinary course of business;

(k) sell, transfer, license, abandon, cancel, let lapse, fail to renew, fail to continue to prosecute, protect or defend, or otherwise dispose of, any Owned Material Intangible Property;

(l) fail to maintain its books, accounts and records in the usual manner and consistent with past practice;

(m) authorize, issue or sell any additional interests in the Partnership or make any distribution of any asset of the Partnership, other than cash, provided that any such distribution of cash shall be permitted only to the extent that it would not result in the Partnership having less than $1 million in cash following such distribution;

(n) modify, amend or terminate, or waive or assign any material right under any Material Contract;

(o) enter into any activities unrelated to the Business (except for sales of excess inventory consistent with past practice over the last 12 months);

(p) take any other action that would cause or be likely to cause a breach of the representations and warranties set forth in Article IV hereof if such representations or warranties were made as of the Closing; or

(q) agree or commit to do any of the foregoing.

6.3 Approvals and Permits; Filings with Governmental Entities.

(a) Koppers shall cause the Partnership to use Commercially Reasonable Efforts to obtain, and will promptly cause the Partnership to prepare and file all registrations, filings and applications, requests and notices preliminary to, all Approvals and Permits required for the consummation of the transactions contemplated herein, and Buyer agrees to cooperate in good faith with Koppers and the Partnership in order to obtain all such Approvals and Permits.

(b) As soon as reasonably practicable after the execution of this Agreement, Koppers and Buyer shall make any and all filings required under the HSR Act and any other Law requiring filings with any Governmental Entity with respect to the transactions contemplated hereby. Koppers and Buyer shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of such Laws. Koppers and Buyer will promptly supply to each other copies of all correspondence, filings or communications, including file memoranda evidencing telephonic conferences, by such party or its Affiliates with any Governmental Entity or members of its staff, with respect to the transactions contemplated by this Agreement, except for documents filed pursuant to the Hart-Scott Rodino Notification and Report Form or communications regarding the same.

(c) Within 5 business days after the execution of this Agreement, Koppers and Buyer shall make initial contact with PADEP to obtain a Consent Order and Agreement from PADEP as required under Section 18 of the PADEP Consent Order.

(d) Buyer and Sellers shall bear on an equal basis all fees, including filing fees, in connection with filings required under the HSR Act and to obtain the requisite Approval from PADEP. Buyer and Sellers shall pay their own fees and expenses in connection with all other filings under this Section 6.3.

6.4 Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to cause the fulfillment of the conditions to Closing set forth herein and to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

6.5 Notification of Certain Matters.

(a) Koppers shall give prompt notice to Buyer of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or (iii) would make it impossible for Sellers to consummate the transactions contemplated by this Agreement.

(b) Buyer shall give prompt notice to Koppers of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to them, to result in any material adverse effect on Buyer’s ability to perform their obligations under this Agreement, (ii) would cause or constitute a material breach of any of their representations, warranties, covenants or agreements contained herein or (iii) would make it impossible for Buyer to consummate the transactions contemplated by this Agreement.

(c) If Koppers, on the one hand, or Buyer, on the other hand, provides notice pursuant to subsections (a) or (b) above, respectively (such notice a “Notice”; and the Party providing such notice, the “Notifying Party”), that a fact, event or circumstance known to the Notifying Party would give rise to a right to termination under Section 11.1(d) of this Agreement, the Party receiving such Notice (the “Notified Party”) shall provide notice to the Notifying Party (a “Termination Notice”) within fifteen days of receipt of the Notice if the Notified Party intends to exercise such right to terminate as a result of the matters set forth in the Notice; otherwise the Notified Party shall be deemed to have waived such right with respect to the matters set forth in the Notice. Notwithstanding anything contained herein to the contrary, to the extent that the Notified Parties’ rights with respect to the matters set forth in the Notice are waived as a result of the Notified Parties’ failure to provide the Notifying Parties with a Termination Notice within the 15 day period (it being understood that such failure shall constitute such a waiver), the matter described in the Notice shall not thereafter (i) be grounds for termination of this Agreement by the Notified Parties under Article XI hereof or (ii) give rise to a claim by the Notified Parties under Article XII hereof.

6.6 Competing Transaction. From the date of this Agreement until the Closing, neither Sellers, nor any of their respective Affiliates, shall initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action intended to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any Person in furtherance of any such Competing Transaction (regardless of the Person initiating contact), or agree to any Competing Transaction, or authorize or permit any of the officers or employees of the Partnership or any of its investment bankers, financial advisors, attorneys, accountants or other representatives to take any such action. For purposes of this Agreement, “Competing Transaction” shall mean any of the following involving the Business: (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Business in a single transaction or series of transactions; (ii) any acquisition of interests in the Partnership; or (iii) any other investment in the Business by a non-affiliate.

6.7 Interference with Business. Prior to the Closing, Buyer shall not communicate with any customer or supplier of the Business or otherwise interfere with the Business without the prior written consent of Koppers, which shall not be unreasonably withheld or delayed; provided, however, that Koppers shall be entitled to be present and participate in any such approved communication with any customer or supplier.

6.8 Real Estate Matters. Buyer, at its own discretion and sole expense, may order a preliminary title report from a nationally recognized title company (the “Title Company”) with respect to the Real Property. Koppers shall, and shall cause the Partnership to use Commercially Reasonable Efforts in cooperating with Buyer and the Title Company in connection with the compilation, review and examination of title to the Real Property and in connection with Buyer’s efforts to obtain a title insurance policy pursuant thereto, including, by providing customary affidavits and other similar instruments are as reasonably and customarily required by the Title Company for (i) issuance of a non-imputation endorsement and (ii) the deletion of any standard or printed exceptions, in any title insurance policy issued pursuant thereto, that are customarily deleted by virtue of a seller delivering such instruments in commercial real estate transactions of a similar nature in the state or province in which the Real Property is located (provided that such affidavits shall be based on the actual knowledge of the signatory). Such cooperation by Koppers and the Partnership shall include providing Buyer and the Title Company copies of, with respect to the Real Property, reasonably requested existing surveys, maps, GIS reports (including GIS-based compartment maps), aerial photographs, existing title reports and title insurance policies and true, correct and complete copies of the encumbrance documents identified therein, to the extent the same are in the possession of Koppers or the Partnership, and to the extent the same are not publicly available, such as due to having been recorded in public real estate records. It being understood that any liability arising pursuant to such customary affidavits described in this Section 6.8 shall be the liability of the Koppers alone, and Buyer shall have no responsibility for such liability.

6.9 Koppers Contracts; Environmental Permits.

(a) Prior to the Closing, Koppers shall assign to the Partnership, and shall cause the Partnership to assume, those Material Contracts designated with the symbol “***” on Section 4.11(a) of the Disclosure Schedule (each Material Contract so designated, an “Assignable Contract”).

(b) Prior to the Closing, Koppers and Buyer shall use their respective Commercially Reasonable Efforts to seek to obtain any Approvals required in order for Koppers to assign to the Partnership, and for the Partnership to assume, those Material Contracts designated with the symbol “##” on Section 4.11(a) of the Disclosure Schedule (each Material Contract so designated, an “Approval Contract”). In the event all Approvals required in order for Koppers to assign to the Partnership, and for the Partnership to assume, a particular Approval Contract are actually obtained prior to the Closing, Koppers shall assign to the Partnership, and shall cause the Partnership to assume, that particular Approval Contract. In the event any Approval required in order for Koppers to assign to the Partnership, and for the Partnership to assume, a particular Approval Contract is not obtained prior to Closing (such an Approval Contract, a “Non-Consenting Contract”), then following the Closing (i) Koppers and Buyer shall use their respective Commercially Reasonable Efforts to seek to obtain the Approvals required in order for Koppers to assign, and for the Partnership to assume, such Non-Consenting Contract and (ii) to the extent permissible under the terms of such Non-Consenting Contract, Koppers shall remain a party to such Non-Consenting Contract and shall continue to perform and to accept performance under such contract in consultation with the Limited Liability Company and shall pass through to the Limited Liability Company the benefits and burdens of such Non-Consenting Contract as if the Limited Liability Company were party to such Non-Consenting Contract. The Buyer shall, or shall cause the Limited Liability Company to, reimburse Koppers for all amounts paid and expenses incurred in connection with the performance of its obligations under such Non-Consenting Contract.

(c) Notwithstanding subsection (b) above, the parties agree that in lieu of Koppers seeking to assign to the Partnership the lease schedules covering the Dell Leased Equipment, Koppers may elect to purchase the Dell Leased Equipment and assign such equipment to the Partnership prior to Closing.

(d) Koppers and Buyer shall use their respective Commercially Reasonable Efforts to seek to obtain the Approvals required in order to transfer to Buyer prior to Closing the Environmental Permits or the applications for Environmental Permits, as applicable, listed in Section 4.4 of the Disclosure Schedule.

(e) Unless otherwise requested by the Buyer, Koppers shall use its Commercially Reasonable Efforts to assign to the Buyer or the Partnership as of the Closing the rights (and the Buyer or the Partnership shall assume the corresponding obligations) of Koppers relating to the continued use of the pilot plant referenced in Section 4.9(d) of the Disclosure Schedule. In the event that such rights and obligations cannot be transferred as of the Closing, following the Closing Koppers shall (unless advised by Buyer that Buyer does not want Koppers to) pass to the Limited Liability Company the benefits and burdens of Koppers relating to the continued use of such pilot plant in accordance with the provision in Section 6.9(b) relating to Non-Consenting Contracts.

6.10 Tar Supply Contracts. As promptly as practicable following the date hereof, but in any event at or prior to Closing, each of Koppers and Buyer shall execute and deliver (or shall cause its appropriate affiliate to execute and deliver) the tar supply contracts attached hereto as Exhibits D, E, F and G, respectively.

6.11 Preservation of Rights; Assistance.

(a) Until the Closing, Koppers shall cause the Partnership to use Commercially Reasonable Efforts to preserve intact and defend all of its rights under any coal supply Contracts (including but not limited to those set forth in items 1-6 of Section 4.11(a) of the Disclosure Schedule), and shall keep Buyer fully informed of all material communications (written or oral) with the counterparties thereto.

(b) Following the Closing, Koppers shall (i) use its Commercially Reasonable Efforts to make available to the Buyer and the Limited Liability Company any personnel whose assistance, testimony or presence the Buyer reasonably deems necessary in evaluating, defending or asserting any claim relating to such Contracts, as well as any documents, records and other materials in the possession of Koppers that are reasonably required by the Buyer in connection therewith, and (ii) otherwise cooperate with the Buyer and the Limited Liability Company at Buyer’s reasonable request and at Buyer’s expense in connection with such matters.

ARTICLE VII

ADDITIONAL CONTINUING COVENANTS

7.1 Post-Closing Access. Each party shall use Commercially Reasonable Efforts to cooperate with the other party to make available to the other party all financial, Tax and other information reasonably required by the other party in connection with (a) any audit of the other party by the other party’s outside accountants, or any audit or other investigation by any taxing authority or any required reports or submissions (including any consolidated financial or statutory reporting obligations of Koppers or its Affiliates) to Governmental Entities with respect to the Business and (b) matters relating to insurance coverage of the Business, third-party litigation, claims, proceedings and investigations provided that neither Sellers nor Buyer shall be required to provide the others with Tax Returns. Buyer shall cause such information to be preserved after the Closing Date for the same period of time that Buyer’s Affiliates preserve such information with respect to similar assets owned by such Affiliates, and thereafter will dispose thereof only after Buyer shall have given (or caused to be given) Koppers ninety days’ prior written notice of such impending disposition and the opportunity (at Koppers’ expense) to remove and retain such information. Buyer acknowledges that the Partnership has an obligation to the Sellers similar to the obligation of the Buyer hereunder. Any information obtained pursuant to this Section 7.1 or pursuant to any other section hereof providing for the sharing of information shall be subject to Section 15.2.

7.2 Excluded Intangible Property. Buyer acknowledges and agrees that any rights to ownership or use by the Partnership of the Excluded Intangible Property shall cease upon the Closing. From and after the Closing, Buyer shall, and shall cause the Partnership and the Subsidiaries to, not engage in any use of any such Excluded Intangible Property in connection with any advertising, marketing or solicitation efforts or otherwise.

7.3 Insurance. To the extent that (i) there are any third-party insurance policies maintained by Koppers, or any policies which Koppers became the beneficiary of upon its purchase of the Facility, which, although expired, may continue to provide coverage for prior periods (the “Koppers’ Insurance Policies”) covering any loss, liability, damage or expense relating to the assets, business, operations, conduct, products and employees (including former employees) of, and any aspect of the Business at, the Facility relating to or arising out of occurrences prior to the Closing (and such loss, liability, damage or expense, a “Facilities Liability”) and (ii) the Koppers’ Insurance Policies continue to permit claims after the Closing to be made with respect to such Facility Liabilities, Koppers agrees to cooperate with the Buyer in submitting, and to submit any such claims on behalf of the Buyer or the Facility under the Koppers’ Insurance Policies with respect to such Facility Liabilities. To the extent Koppers’ actually receives a cash payment under a Koppers’ Insurance Policy with respect to a Facilities Liability, Koppers agrees to pay over to Buyer the amount of such cash payment, less the amount of any loss recognized by Koppers prior to the Closing with respect to such Facilities Liability.

ARTICLE VIII

GENERAL CONDITIONS TO CLOSE

The obligations of the parties to effect the Closing shall be subject to the following conditions:

8.1 No Orders; Legal Proceedings. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending by any Governmental Entity on what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement.

8.2 Regulatory Filings. Any applicable waiting period under the HSR Act and any other Laws requiring filings with any Governmental Entity as provided in Section 6.3(b) shall have expired or been terminated.

8.3 Union Matters. Buyer shall have either (i) recognized the Union and assumed in writing the Union Contract and delivered to Koppers signed copies of such assumption or (ii) entered into a new contract with the Union which replaces the Union Contract effective as of the Closing Date (the “New Union Contract”) and delivered to Koppers signed copies of the New Union Contract.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

9.1 Representations and Warranties and Covenants of Sellers. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of Sellers set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, when made and at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); and

(b) Each Seller and the Partnership shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Seller and the Partnership, respectively, on or prior to the Closing Date.

(c) Each Seller shall deliver to the Buyer a duly executed certificate stating that such Seller is not a foreign person within the meaning set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv). If such certificate is not delivered to the Buyer by a Seller, the Buyer shall be entitled to withhold 10% of amounts otherwise payable to such Seller.

(d) Koppers shall have assigned to the Partnership, and the Partnership shall have assumed, the Assignable Contracts.

(e) The Partnership shall have been converted to the Limited Liability Company pursuant to Section 18-214 of the Limited Liability Company Act of the State of Delaware.

(f) Koppers and the Buyer shall have entered into a transitional services agreement with respect to those services described on Schedule 9.1(f) to be provided on a transitional basis by Koppers to the Limited Liability Company following the Closing for the period identified on such schedule and on such other customary terms mutually agreeable to the parties.

Notwithstanding anything in this Agreement to the contrary, the parties agree that the matters described Sections 4.9(d) and 4.11(b) of the Disclosure Schedule shall not give rise to or otherwise form the basis upon which Buyer relieved of its obligation under this Agreement to effect the Closing.

9.2 Closing Documents. Each of the Sellers shall have delivered the Assignment and all of the resolutions, certificates, documents and instruments required by each Seller or the Partnership by this Agreement on or prior to the Closing.

9.3 Approvals and Permits.

(a) Buyer shall have either entered into a new Consent Order and Agreement with PADEP or executed an assignment and assumption agreement approved by PADEP with respect to the PADEP Consent Order, in either case with terms and conditions substantially the same as those in the PADEP Consent Order.

(b) All requisite approvals or authorizations required from any Governmental Entity for the consummation of the transactions herein shall have been duly obtained and all applicable mandatory waiting periods shall have expired or otherwise terminated.

(c) All requisite Approvals shall have been obtained with respect to the items set forth in Section 4.4 of the Disclosure Schedule; provided, however, that (i) the receipt of any Approvals required in order for Koppers to assign to the Partnership, and for the Partnership to assume, any of the Approval Contracts shall not constitute a condition to Buyer’s obligation to consummate the transactions contemplated by this Agreement and (ii) with respect to any Approvals required in connection with the transfer of the Environmental Permits set forth in item 8 of Section 4.4 of the Disclosure Schedule, the obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject only to the condition that Buyer shall have received reasonably satisfactory assurances from the relevant Governmental Entity indicating that it will not object to the transfer of such Environmental Permit in connection with the transactions contemplated hereby.

9.4 Release of Liens. All Encumbrances on the assets of the Partnership arising under Koppers’ senior secured credit facility shall have been released.

ARTICLE X

CONDITIONS TO OBLIGATIONS OF SELLERS

The obligations of Sellers to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Sellers:

10.1 Representations and Warranties and Covenants of Buyer. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of Buyer set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, when made and at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); and

(b) Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by each Buyer on or prior to the Closing Date.

10.2 Closing Documents. Buyer shall have delivered all of the resolutions, certificates, documents and instruments required of it by this Agreement on or prior to the Closing.

ARTICLE XI

TERMINATION OF OBLIGATIONS; SURVIVAL

11.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall automatically terminate, without any notice, demand or action by either party, if the Closing does not occur on or before the close of business on September 30, 2008 unless extended by mutual consent in writing by Buyer and Koppers and otherwise may be terminated at any time before the Closing as follows and in no other manner:

(a) Mutual Consent. By mutual consent in writing by Buyer and Koppers.

(b) Conditions to Buyer’s Performance Not Met. By Buyer by written notice to Koppers if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Articles VIII or IX.

(c) Conditions to Sellers’ Performance Not Met. By Koppers by written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Sellers to consummate the transactions contemplated by this Agreement as set forth in Articles VIII or X.

(d) Material Breach. By Buyer or Koppers if there has been a material misrepresentation or other material breach by the other party in its representations, warranties and covenants set forth herein; provided, however, that the breaching party shall have ten business days after receipt of notice from the other party of its intention to terminate this Agreement if such breach continues, in which to cure such breach. For the avoidance of doubt, the parties agree that matters described Sections 4.9(d) and 4.11(b) of the Disclosure Schedule shall not give rise to or otherwise form a basis upon which Buyer may terminate this Agreement under this Section 11.1.

(e) Change in Law. By either Koppers or Buyer if there shall be any change in any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited.

(f) Governmental Action. By Buyer or Koppers, if any court or Governmental Entity of competent jurisdiction in the United States shall have issued an Order or taken any other action, permanently prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

The party desiring to terminate this Agreement shall give notice of such termination to the other party.

11.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement shall terminate; provided that the obligations of the parties contained in Sections 15.2, 16.13, 16.14 and 16.15 shall survive any such termination, and that a termination under Section 11.1 shall not relieve either party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance, if available) for any such breach or misrepresentation.

ARTICLE XII

INDEMNIFICATION

12.1 Obligations of Koppers. Subject to the provisions of Sections 12.5 and 12.7, from and after the Closing, Koppers agrees to indemnify and hold harmless Buyer and its officers, directors, agents and Affiliates from and against any and all Losses, as a result of, or based upon or arising from, directly or indirectly:

(a) any inaccuracy in or breach of any of the representations or warranties made by Koppers in this Agreement (which for the purpose of determining Losses for indemnification purposes shall exclude any representation and warranties made exclusively by CI in this Agreement); and

(b) any breach or nonperformance of any of the other covenants and agreements made by Koppers in this Agreement other than any breach or nonperformance which has been waived by Buyer in writing.

(c) any Action or Order under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, to the extent arising from or relating to hazardous substances generated by the Business or arranged for treatment or disposal by the Partnership prior to or as of the Closing;

(d) the Koppers Litigation; and

(e) the complaint described in item 5 of Section 4.17(b) of the Disclosure Schedule.

12.2 Obligations of CI. Subject to the provisions of Sections 12.5 and 12.7, from and after the Closing, CI agrees to indemnify and hold harmless Buyer and its officers, directors, agents and Affiliates from and against any and all Losses as a result of, or based upon or arising from, directly or indirectly:

(a) any inaccuracy in or breach of any of the representations or warranties made by CI in Sections 4.2(b), 4.4(b), 4.4(d) and 4.7(b) of this Agreement (which for the purpose of determining Losses for indemnification purposes shall exclude any representation and warranties made exclusively by Koppers in this Agreement); and

(b) any breach or nonperformance of any of the other covenants and agreements made by CI in this Agreement other than any breach or nonperformance which has been waived by Buyer in writing.

12.3 Obligations of Buyer. Subject to the provisions of Section 12.5, from and after the Closing, Buyer agrees to indemnify and hold harmless Sellers and their respective officers, directors, agents and Affiliates from and against any and all Losses as a result of, or based upon or arising from, directly or indirectly:

(a) any inaccuracy in or breach of any of the representations or warranties made by Buyer in this Agreement;

(b) any breach or nonperformance of any of the other covenants and agreements made by Buyer in this Agreement other than any breach or nonperformance which has been waived by Koppers in writing; and

(c) the Conversion.

12.4 Procedure.

(a) Notice. Written notice to the Indemnifying Party of the existence of a third-party claim shall be given by the Indemnified Party within fifteen days after its receipt of a written assertion of liability from the third party. The Indemnified Party shall not be foreclosed by any failure to provide timely notice of the existence of a third party claim to the Indemnifying Party, except to the extent that the Indemnifying Party has been materially prejudiced as a direct result of such delay.

(b) Defense. The Indemnifying Party shall be entitled to assume the defense and control of any Indemnifiable Claim with experienced counsel reasonably satisfactory to the Indemnified Party; provided, however that if in the reasonable opinion of counsel for the Indemnified Party, there is an actual conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall withdraw from the defense of such Indemnifiable Claim. In the event the Indemnifying Party assumes the defense of any Indemnifiable Claim, it shall promptly notify the Indemnified Party of its intention to do so, provided such notice includes an acknowledgement that the claim is an Indemnifiable Claim under the terms of this Agreement. If the Indemnifying Party does not assume such defense, the Indemnified Party may retain counsel to assume such defense and may compromise or settle the claim on behalf of and for the account and risk of the Indemnifying Party, who shall be responsible for the reasonable fees and expenses of such counsel and shall be bound by the result of such compromise or settlement.

(c) Settlement Limitations. Notwithstanding anything in this Section 12.4 to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Indemnifiable Claim or permit a default or consent to entry of any judgment unless the claimant and the Indemnifying Party provide to the Indemnified Party an unqualified release from all liability in respect of the claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept or (ii) the aggregate Losses of the Indemnified Party with respect to such claim. If the Indemnifying Party makes any payment on any claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.

12.5 Limitations on Indemnification.

(a) Any Indemnifiable Claim shall be limited to the amount of actual damages sustained by the Indemnified Party by reason of a breach or nonperformance by the Indemnifying Party, less (i) any Tax benefits by the Indemnified Party based on the present value thereof, discounted at the Agreed Rate as of the time of such claim, by reason of such Losses and (ii) the dollar amount of any insurance proceeds paid to the Indemnified Party with respect to such Losses; provided, that payment of such Indemnifiable Claim shall not be withheld pending resolution or final payment with respect to any such insurance proceeds; and provided further, that any insurance proceeds paid to the Indemnified Party with respect to Losses for which the Indemnified Party has previously received payment pursuant to this Article XII shall be promptly delivered to the Indemnifying Party.

(b) Except in the case of breaches of the representations and warranties in Sections 4.1, 4.2(a), 4.4(a) and 4.4(c)(i), Koppers shall not be required to indemnify Buyer under Section 12.1 unless the amount of the claim for Losses exceeds $100,000 per individual claim or series of related claims arising from the same set of facts or circumstances (the “Per Claim Amount”) and unless the aggregate amount of all claims for which indemnity would otherwise be payable by Koppers to Buyer under Section 12.1 exceeds $1,000,000 (the “Deductible Amount”), and, in such event, Koppers shall be responsible only for the amount in excess of the Deductible Amount. Except in the case of breaches of the representations and warranties in Sections 4.2(b) and 4.4(b), CI shall not be required to indemnify Buyer under Section 12.2 unless the amount of the claim for Losses exceeds the Per Claim Amount and unless the aggregate amount of all claims for which indemnity would otherwise be payable by CI to Buyer under Section 12.2 exceeds the Deductible Amount, and, in such event, CI shall be responsible only for the amount in excess of the Deductible Amount. Notwithstanding any provision of this Agreement to the contrary, but subject only to Section 12.5(c) below, Koppers’ indemnity obligations under Section 12.1 shall be limited, in the aggregate, to ten percent (10%) of the Koppers Purchase Price.

(c) With respect to any breaches or inaccuracies of the representations and warranties in Sections 4.1, 4.2(a), 4.4(a), 4.4(c)(i) and 4.7(a), the maximum aggregate liability of Koppers will equal the amount of the Koppers Purchase Price and with respect to any indemnity obligation of Koppers pursuant to Section 12.1(d), the Per Claim Amount, Deductible Amount and aggregate liability limitation set forth in Section 12.5(b) shall not apply. With respect to any breaches or inaccuracies of the representations and warranties in Sections 4.2(b), 4.4(b), 4.4(d) and 4.7(b), the maximum aggregate liability of CI will equal the amount of the CI Purchase Price.

(d) Buyer shall not be required to indemnify Sellers under Section 12.3 unless with respect to any such claim the amount thereof shall exceed the Per Claim Amount and the aggregate of all amounts for which indemnity would otherwise be payable by Buyer in respect of all such claims by Sellers exceeds the Deductible Amount, and in such event, Buyer shall be responsible only for the amount in excess of the Deductible Amount.

(e) For the avoidance of doubt, the parties acknowledge and agree that the matters described Sections 4.9(d) and 4.11(b) of the Disclosure Schedule shall not give rise to or otherwise form a basis upon which Buyer may seek indemnification under this Agreement.

12.6 Survival of Obligations. The representations and warranties made by Koppers in Sections 4.2(a) and 4.4(a) and the representations and warranties made by CI in Sections 4.2(b) and 4.4(b) shall survive indefinitely. All other representations and warranties of Sellers made in this Agreement or in any exhibit, schedule, or the Supply Contract shall survive any investigation made by any party hereto and the Closing of the transactions contemplated hereby until the eighteen (18) month anniversary of the Closing Date; provided, however, that the representations and warranties in Section 4.16 shall survive until thirty (30) days after the expiration of the applicable statute of limitations. No party will be liable to another under any warranty or representation after the applicable expiration of such warranty or representation; provided, however, that if a claim or notice is given under this Article XII with respect to any representation or warranty prior to the applicable expiration date, such claim may be pursued to resolution notwithstanding expiration of the representation or warranty under which the claim was brought.

12.7 Tax Treatment. All payments made pursuant to this Article XII and Article XIII shall be treated as an adjustment to the Purchase Price for all tax purposes. If, contrary to the intent of the parties expressed above, any payment made pursuant to this Article XII or Article XIII is treated as taxable income of the Indemnified Party, then the payor shall indemnify and hold harmless the Indemnified Party from any liability for Taxes attributable to the receipt of such payment, net of any off-setting tax benefit to the Indemnified Party pursuant to Section 12.5(a).

12.8 Remedies Exclusive. The remedies provided for in this Article XII, as limited by the limitations set forth in this Article XII, shall constitute the sole and exclusive remedies for any post-Closing claims made for breach of this Agreement or in connection with the transactions contemplated hereby. Each party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 12.8. Notwithstanding anything to the contrary elsewhere herein, no party or its Affiliates shall seek or be liable, whether under this Article XII or otherwise, for any special, incidental, punitive or consequential damages, including, but not limited to, loss of profits, revenue or income, or loss of business reputation or opportunity relating to any breach or alleged breach of this Agreement.

ARTICLE XIII

TAX MATTERS

13.1 Tax Covenants.

(a) For purposes of calculating the amount of fuel sales which qualify for tax credits under Section 45K of the Code, Sellers shall be entitled to the benefit of tax credits generated in respect of sales made through the end of the business day on the Closing Date.

(b) Buyer covenants that it will not cause or permit any of their Affiliates to make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any Tax asset of Sellers or the Partnership in respect to any Tax period including the Closing Date or ending on or before the close of business on the Closing Date.

13.2 Allocation. Within one hundred twenty (120) days after the Closing Date, Buyer will prepare and deliver to Sellers a draft allocation of the Adjusted Purchase Price (and all other capitalized costs) among the assets of the Partnership (the “Draft Purchase Price Allocation”). Buyer will prepare the Draft Purchase Price Allocation in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate). Each party shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the other party may reasonably request to prepare the Draft Purchase Price Allocation. Any objection by Sellers, and the resolution of any dispute between the parties, regarding the Draft Purchase Price Allocation shall be resolved in accordance with the procedures outlined in Section 2.3 above. The “Purchase Price Allocation” shall mean the Draft Purchase Price Allocation together with any revisions thereto pursuant to this Section 13.2. Buyer and Sellers and their respective Affiliates, if any, shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service form 8594) in all respects and for all purposes consistent with such Purchase Price Allocation. Neither Buyer nor Sellers shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such Purchase Price Allocation unless required to do so by applicable Law.

13.3 Returns and Reports and Payment of Taxes. Koppers shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to the Partnership for taxable years or periods ending on or before the Closing Date, and Sellers shall pay any Taxes due in respect of such Tax Returns. Buyer shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to the Partnership for taxable years or periods ending after the Closing Date and shall pay any Taxes due in respect of such Tax Returns, other than Taxes that are the responsibility of Koppers under Section 13.4 below.

13.4 Allocation of Tax Liability . The Sellers shall be responsible for, and shall indemnify Buyer for (i) any and all Taxes levied or imposed on the Partnership for any period ending prior to or on the Closing Date, including the portion of any Straddle Period ending on the Closing Date and (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of the LLC (or any of its predecessors) that is or was a member on or prior to the Closing Date, pursuant to Treas. Reg. 1.1502-6 or any analogous or similar provision of state, local or foreign Law. The portion of any Taxes that are payable with respect to a Straddle Period that are allocable to the portion of the Straddle Period ending on the Closing Date shall, (i) in the case of Taxes that are either (x) based upon or related to income, receipts or shareholders’ equity or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) be deemed equal to the amount payable if the Tax year ended on the Closing Date and (ii) in the case of Taxes (other than those described above in clause (i)) imposed on a periodic basis or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. Notwithstanding anything to the contrary in this Section 13.4, Buyer, on the one hand, and Sellers, on the other hand, shall each be responsible for one-half of any applicable real estate transfer taxes payable as a result of the Closing.

13.5 Refunds. Any refunds (including interest thereon) of Taxes paid by Sellers shall be for the account of Sellers. Any refunds (including interest thereon) of Taxes paid by Buyer shall be for the account of Buyer. Buyer agrees to assign and promptly remit to Sellers all refunds (including interest thereon) of Taxes which Sellers are entitled to hereunder and which are received by Buyer or any Affiliate of Buyer. Sellers agree to assign and promptly remit to Buyer all refunds (including interest thereon) of Taxes which Buyer is entitled to hereunder and which are received by Sellers or any of their Affiliates.

13.6 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article XIII shall survive through the expiration of the applicable statute of limitations as the same may be extended.

ARTICLE XIV

EMPLOYEE MATTERS

14.1 Union Contract; Initial Employment of Transferred Employees.

(a) From the date of this Agreement until the Closing, Buyer, with the co-operation of Koppers, shall engage in discussions and negotiations with the Union as are necessary to enable Buyer to satisfy the condition to closing set forth in Section 8.4 of this Agreement.

(b) Buyer shall (or shall cause the Partnership or another subsidiary of Buyer to) offer continued employment on and after the Closing to all Employees (including Employees who are on approved leaves of absence on the Closing Date, such as short-term disability or sick leave, military leave, workers’ compensation leave or FMLA leave), other than Employees who are absent from employment due to long-term disability entitling such Employees to long-term disability benefits under an applicable Koppers Benefit Plan. An offer of “continued employment” for Union Employees shall mean an offer of continued employment under the terms and conditions set forth in the Union Contract or the New Union Contract, as applicable, and for Non –Union Employees shall mean an offer of continued employment on terms that, in the aggregate, are comparable to the terms of employment applicable to the Employee on the day prior to the Closing Date. Employees who are offered continued employment with Buyer and who accept such offer and actually commence employment with Buyer on or after the Closing Date are hereinafter referred to as “Transferred Employees.” Without limiting the foregoing, Buyer shall provide Non-Union Employees who become Transferred Employees, for a minimum of twelve (12) months following the Closing Date, base salary, incentive compensation; and health, welfare and retirement benefit opportunities which, in the aggregate, are reasonably similar to those provided to such Employees immediately prior to the transfer.

14.2 Employee Benefits.

(a) Benefits provided or accruing with respect to Transferred Employees under Koppers Benefit Plans shall cease on the Closing Date.

(b) Effective immediately following the Closing, the Transferred Employees shall be eligible to participate in Buyer’s Retirement Plan and in each Buyer welfare and/or fringe benefit plan, fund, program and/or arrangement, including severance, stock option and incentive compensation plans, being provided to similarly situated employees of Buyer (collectively, the “Buyer Benefit Plans”) in accordance with their terms and, for purposes of eligibility for participation and vesting within Buyer Benefit Plans, Transferred Employees shall receive credit for their service with Koppers to the same extent such service was recognized under the corresponding Koppers’ Benefit Plans. For purposes of any Buyer Benefit Plan which is a employee welfare benefit plan, a Transferred Employee (and his or her dependents, if applicable) shall be immediately eligible to participate as of the Closing Date without regard to any otherwise applicable waiting period and without any exclusion from coverage for any preexisting condition, to the extent such employee and his or her dependents satisfied, immediately prior to the Closing Date, the applicable waiting periods and exclusions from coverage for preexisting conditionsin the comparable Koppers’ Benefit Plan in which such Transferred Employee and his or her dependents participated immediately prior to the Closing Date. Transferred Employees shall receive credit under Buyer Benefit Plans for any deductibles, copayments or other out-of-pocket expenses paid by the Transferred Employees for the current plan year.

(c) On and after the Closing Date, Transferred Employees shall be entitled to receive those benefits, if any, from Koppers’ Benefit Plans which are provided to similarly situated terminated employees in accordance with the terms of such plans. Buyer shall permit Transferred Employees to make direct rollovers of their account balances (including any outstanding participant loans) under the Employee Savings Plan of Koppers Inc. and Subsidiaries and the Koppers Inc. Savings Plan for Union Hourly Employees to the comparable plan, if any, included in Buyer Benefit Plans, subject to the Transferred Employee’s execution and delivery of such documents as are reasonably and customarily required by the administrator of such Buyer’s plan.

14.3 COBRA, Disability and Workers Compensation Liabilities. Koppers shall be responsible for (i) claims for workers compensation or for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) that are incurred on or prior to the Closing Date by Transferred Employees (provided, that Buyer shall cooperate with Koppers in making available to Transferred Employees on workers’ compensation leave on the Closing Date light duty positions or opportunities in order to facilitate their return to work with the Buyer), and (ii) claims relating to continuation coverage required under Section 4980 of the Code, Part 6 of Title I of ERISA or applicable state law (“COBRA”) attributable to “qualifying events” occurring on or prior to the Closing Date with respect to any individual, including Transferred Employees and their beneficiaries and dependents. Buyer shall be responsible for (i) disability benefits and workers compensation benefits for Transferred Employees for claims incurred after the Closing Date, and (ii) claims relating to COBRA coverage attributable to “qualifying events” occurring after the Closing Date with respect to Transferred Employees and their beneficiaries and dependents. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose; provided that claims relating to a hospital confinement that commences on or prior to the Closing Date but continues thereafter shall be treated as incurred on or prior to the Closing Date. A disability shall be considered incurred on or prior to the Closing Date if the injury or condition giving rise to the claim occurs on or prior to the Closing Date. A workers’ compensation claim shall be considered incurred on or prior to the Closing Date if the compensable injury occurred, and the individual ceased being able to work as a result of such injury, on or prior to the Closing Date.

14.4 Assumption of Benefit Liability. Except as expressly assumed by Buyer under this Agreement, Koppers shall retain any and all liability for, and Koppers acknowledges that Buyer shall have no obligation or responsibility for any, liabilities or obligations arising with respect to any Employee’s employment with Koppers. Buyer and its Affiliates shall assume and become responsible for the liabilities and other obligations with respect to the Transferred Employees solely with respect to (a) the participation in or accrual of benefits or compensation under the Retirement Plan, subject to the transfer to Buyer and its Affiliates by Koppers, the Koppers trustee and/or the Retirement Plan, as applicable, of all amounts required pursuant to Section 14.5, the obligation to pay retiree medical and/or retiree life benefits to the Transferred Employees, to the extent applicable, and the obligation to pay retirement bonuses to Union Employees who become Transferred Employees and who retire after the Closing Date under the Union Contract or the New Union Contract (as applicable), (b) accrued but unpaid or unfunded salaries, wages, bonuses, incentive compensation, vacation or sick pay, other compensation or payroll items (including, without limitation, deferred compensation), and (c) any liabilities or obligations arising with respect to the Transferred Employees’ employment with Buyer.

14.5 Retirement Plan Matters.

(a) Prior to the Closing Date, Buyer shall establish a new defined benefit plan which mirrors the terms of the Retirement Plan (or amend an existing plan to include provisions that mirror the terms of the Retirement Plan) for the benefit of the Transferred Employees) (the “Buyer Retirement Plan”) and a trust account to hold assets related to the Buyer Retirement Plan that meets applicable ERISA requirements (the “Buyer Plan Trust”). Effective as soon as administratively practicable following the Closing, Koppers shall cause the trustee of the Retirement Plan to transfer to the Buyer Plan Trust an amount of cash equal to 70% of the estimated value of the assets of the Retirement Plan that are transferrable in connection with the estimated liability of the Retirement Plan with respect to the Transferred Employees, as determined by the Retirement Plan’s actuary (the “Initial Transferred Plan Assets”); provided, however, that such transfer shall be contingent upon Buyer providing Koppers with a copy of the plan’s most recent favorable determination letter relating to the Buyer Retirement Plan and the Buyer Plan Trust, and contingent upon Koppers providing Buyer with a copy of the plan’s most recent favorable determination letter relating to the Retirement Plan and the trust associated with the Retirement Plan.

(b) Following the Closing, Koppers shall cause the Retirement Plan’s actuary (the “Koppers Actuary”) to (i) determine in accordance with Code Section 414(l) and ERISA Section 4044 the actual value of the liability of the Retirement Plan with respect to the Transferred Employees as of Closing Date (the “Assumed Retirement Liabilities”) and the value of the assets of the Retirement Plan allocable to the Assumed Retirement Liabilities (the “Asset Transfer Amount”) and (ii) provide a certification of its determination to Koppers and Buyer within 60 business days following the Closing. Buyer may submit, at Buyer’s cost and expense, the determination of Koppers Actuary to an actuary appointed by the Buyer (the

“Buyer Actuary”) for verification. Koppers shall cause Koppers Actuary to promptly provide to the Buyer Actuary information requested by Buyer Actuary and used in making the determination certified by Koppers Actuary. In the event that the Buyer Actuary determines that the Asset Transfer Amount differs from the amount determined by Koppers Actuary, Koppers and Buyer shall cause Koppers Actuary and Buyer Actuary to cooperate in good faith to reconcile any difference. If Koppers Actuary and Buyer Actuary fail to reconcile such difference within 90 business days following the Closing and (A) the Buyer Actuary’s calculation of the Revised Retirement Plan Transfer Amount is within two percent (2%) of the Koppers Actuary’s calculation, the average of the amount calculated by the Koppers’ Actuary and the amount calculated by the Buyer Actuary shall be used; or (B) the difference between the Buyer Actuary’s calculation and the Koppers Actuary’s calculation of the Revised Retirement Plan Transfer Amount exceeds two percent (2%), the Koppers Actuary and the Buyer Actuary shall jointly designate a third, independent actuary whose calculation of the value, as of the Closing Date, of the Asset Transfer Amount shall be final and binding in the absence of fraud or manifest error. The fees and expenses incurred in connection with the retention of such independent actuary shall be allocated between Koppers and the Buyer such that the amount of the fees and expenses paid by Buyer bears the same proportion to the total amount of fees and expenses that the aggregate dollar amount unsuccessfully disputed by Buyer bears to the total dollar amount of the disputed items that were submitted for resolution where such total amount of disputed items is equal to the difference between the Asset Transfer Amount as estimated by Buyer’s Actuary and the Asset Transfer Amount as determined by Koppers Actuary, and Koppers shall pay the balance. The final, verified value, as of the Closing Date, of the assets as determined in accordance with this Section 14.5(b) shall be referred to herein as the “Final Asset Transfer Amount.”

(c) Within 5 business days after the Final Asset Transfer Amount is determined, Koppers shall cause its trustee to transfer to the Buyer Plan Trust the difference (if any) in cash between the Final Asset Transfer Amount and the Initial Transferred Plan Assets plus the sum of (i) the difference between the Final Asset Transfer Amount and the Initial Transferred Plan Assets multiplied by the time-weighted rate of return (positive or negative), net of expenses, on the assets in the Retirement Plan from the Closing Date and ending on the last day of the month immediately preceding the date of transfer under this Section 14.5(c) and (ii) interest on such difference for the month during which the date of transfer occurs, at the Agreed Rate (the amount so adjusted, the “True-Up Amount”). Buyer and Koppers agree that the transfer of assets and liabilities hereunder shall comply with Sections 401(a)(12), 414(l), and 411(d)(6) of the Code and the underlying regulations. If the sum of the Final Asset Transfer Amount and the True-Up Amount as modified to reflect any adjustment pursuant to the immediately preceding sentence is less than the Initial Transferred Plan Assets, then Buyer shall cause the trustee of the Buyer Plan Trust to transfer the difference to the trustee of the Retirement Plan in cash within 5 days after the Final Asset Transfer Amount is determined. In the event the amount to be transferred to the Buyer Plan Trust or the trust for the Retirement Plan (as applicable) is limited by the trustee of the transferring plan or otherwise, Koppers or Buyer (as applicable) shall pay in cash the excess of the amount required to be transferred under this Section 14.5 over the amount actually transferred by the applicable trustee.

14.6 Retiree Medical. Following the Closing Date, Buyer shall permit each Transferred Employee to participate in the Buyer’s retiree medical plan to the extent such Transferred Employee participated in the Retiree Medical Plan prior to the Closing Date. Buyer shall maintain such comparable benefits for a minimum of twelve (12) months following the Closing Date.

14.7 Retiree Life. Following the Closing Date, Buyer shall provide retiree life insurance benefits on the terms required by the Union Contract or the New Union Contract for the benefit of Transferred Employees who are Union Employees, and shall permit each Transferred Employee who is a Non-Union Employee to participate in Buyer’s retiree life insurance plan to the extent such Transferred Employee participated in the Retiree Life Plan prior to the Closing Date. Buyer shall maintain such comparable benefits for a minimum of twelve (12) months following the Closing Date.

14.8 Modification and Amendment. Nothing herein is intended to amend or modify any Employee Benefit Plan sponsored by Koppers or the Buyer or prevent Koppers or the Buyer from amending, modifying or terminating any Employee Benefit Plan at any time provided that this Section 14.8 does not affect Buyer’s obligation to provide comparable benefits to the extent set forth in Article XIV. In addition, nothing herein shall limit the right of Buyer or any of its subsidiaries to terminate the employment of any Transferred Employee.

ARTICLE XV

PUBLICITY/CONFIDENTIALITY

15.1 Publicity and Reports. Koppers and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and neither party shall issue any press release, publicity statement or other public notice relating to the transfer of the Business, the identity of Buyer or the Purchase Price (or any component thereof) hereunder without consulting with the other party, except that neither party shall be precluded from making such filings or giving such notices as may be required by Law or the rules of any stock exchange.

15.2 Confidentiality. All information disclosed by either party or its representatives, whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding this Agreement to the other party or its representatives shall be kept confidential by any such other Person and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information (a) was known by the recipient when received, (b) is or hereafter becomes obtainable from other sources other than by breach of Law or any Contract, (c) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (d) is otherwise required to be disclosed by Law or (e) is otherwise disclosed after confidentiality is waived in writing by the other party. If this Agreement is terminated in accordance with its terms, each party shall return all documents and reproductions thereof received by it or its representatives from the other parties and, in the case of reproductions, all such reproductions made by the receiving party that include information not within the exceptions contained in the first sentence of this Section 15.2, unless the recipients provide assurances satisfactory to the requesting party that such documents have been destroyed.

ARTICLE XVI

GENERAL

16.1 Amendments; Waivers. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing by Sellers, on one hand, and Buyer, on the other hand. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

16.2 Exhibits and Schedules; Integration. Each exhibit and schedule delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although such exhibits and schedules need not be attached to each copy of this Agreement. This Agreement, together with such exhibits and schedules, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith except that the terms of the Confidentiality Agreement, between Koppers and ArcelorMittal S.A., dated as of April 16, 2008, as supplemented by that certain Addendum to Confidentiality Agreement dated as of July 4, 2008, shall remain in full force and effect unless and until the Closing shall occur.

16.3 Efforts. Each party will use its Commercially Reasonable Efforts to cause all conditions to its obligations hereunder to be timely satisfied, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable.

16.4 Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Pennsylvania applicable to contracts made and performed in such state and without regard to conflicts of law doctrines.

16.5 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable or otherwise transferable without the prior written consent of the other parties by operation of law or otherwise. Any attempted assignment in violation of this Section 16.5 shall be void. Notwithstanding the foregoing, Buyer may assign any of its rights (including the right to purchase the Interests) and obligations to any Affiliate of Buyer without obtaining the Sellers’ consent but no such assignment shall relieve such Buyer of its obligations hereunder.

16.6 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

16.7 Counterparts. This Agreement and any amendment hereto or any other agreement or document delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement or other document and shall become effective unless otherwise provided therein when one or more counterparts have been signed by each party and delivered to the other party.

16.8 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party and its respective successors and assigns, and nothing herein, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

16.9 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax, e-mail or telecommunications mechanism provided that any notice so given is also mailed or sent as provided in clause (c) or (c) mailed by certified or registered mail, postage prepaid, receipt requested or sent by reputable overnight courier as follows:

If to Buyer, addressed to:

ArcelorMittal S.A.

c/o ArcelorMittal Ltd.

7th Floor, Berkeley Square House

Berkeley Square, London, W1J 6DA

Attention: Mr. Sudhir Maheshwari, Group Management Board Member,

M&A, Business Development, Corp. Finance and Tax Committee

Fax: +44 20 7629 7993

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

E-mail: jjuantorena@cgsh.com

Fax: 212-225-3999

Attn: Jorge U. Juantorena

If to Koppers, addressed to:

Koppers Inc.

436 Seventh Avenue

Pittsburgh, PA 15219

E-mail: lacysr@koppers.com

Fax: 412-227-2333

Attn: Steven R. Lacy, Esq.

With a copy to:

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, Pennsylvania 15219

E-mail: hfrank@reedsmith.com

Fax: 412-288-3063

Attn: Hannah T. Frank

If to CI, addressed to:

Carbon Investments, Inc.

82 Devonshire Street, R7D

Boston, MA 02109

E-mail: Gary.Greenstein@FMR.COM

Fax: 617-385-1952

With a copy to:

Sullivan & Worcester LLP

One Post Office Square

Boston, MA 02109

E-mail: ccurtis@sandw.com

Fax: 617-338-2880

Attn: Christopher C. Curtis

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective, (i) if given by telecommunication, when transmitted to the applicable number specified in (or pursuant to) this Section 16.9 and an appropriate answerback is received, and (ii) if given by mail or courier or any other means, when actually delivered.

16.10 Expenses; Transfer Taxes. Except as otherwise provided herein, Sellers and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, expenses and disbursements of its attorneys, accountants and other advisers. Buyer, on the one hand, and Sellers, on the other hand, shall share equally all real and personal property transfer Taxes, if any, and all sales, use and other similar Taxes, if any, imposed on or in connection with the transfers contemplated by this Agreement.

16.11 Representation by Counsel; Interpretation. Sellers and Buyer each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities herein against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Buyer and Sellers.

16.12 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

16.13 Dispute Resolution; Agreement to Arbitrate

(a) The parties will attempt in good faith to resolve any dispute, controversy or claim under, arising out of, relating to or in connection with this Agreement, including, but not limited to, the negotiation, execution, interpretation, construction, performance, nonperformance, breach, termination, validity, scope, coverage or enforceability of this Agreement or any alleged fraud in connection therewith, promptly by negotiations between executives of the parties (or its Affiliates) who have authority to settle the controversy, and who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement. If any such dispute, controversy or claim should arise, such duly authorized representatives of Buyer and Sellers (or their respective Affiliates) will meet at least once and will attempt to resolve the matter. Either representative may request the other to meet again within fourteen days thereafter, at a mutually agreed time and place. If the matter has not been resolved within thirty days after the first meeting of the representatives (which period may be extended by mutual agreement), the parties will attempt in good faith to resolve the controversy or claim in accordance with the then current Center for Public Resources Model Procedure for Mediation of Business Disputes and the costs of the mediator associated with such mediation process shall be borne equally by the Sellers and Buyer.

(b) If the matter has not been resolved pursuant to the foregoing procedures within sixty days after the first meeting (which period may be extended by mutual agreement), the matter shall be settled, at the request of either party, by arbitration conducted in accordance with the provisions of the Federal Arbitration Act and in accordance with the then current International Institute of Conflict Prevention Non-Administered Arbitration. Each party shall nominate one arbitrator and deliver written notification of such nomination to the other party and to the Center for Public Resources within thirty days after delivery of the Request for Arbitration. In the event a party fails to nominate an arbitrator or deliver notification of such nomination to the other party and to the Center for Public Resources within this time period, upon request of either party, such arbitrator shall instead by appointed by the Center for Public Resources within thirty days of receiving such request. The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator and notify the parties and the Center for Public Resources in writing of such nomination within fifteen days of their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator or notify the parties and the Center for Public Resources of that nomination within this time period, then, upon request of either party, the third arbitrator shall be appointed by the Center for Public Resources within fifteen days of receiving such request. The third arbitrator shall serve as Chairman of the Tribunal. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon the parties, except that the arbitrator shall not be empowered to act as amiable compositeur or authorized to award punitive damages with respect to any such claim, dispute or controversy. No party shall seek any punitive damages relating to any matters under, arising out of, in connection with or relating to this Agreement. Equitable remedies shall be available in any such arbitration. The parties intend that this agreement to arbitrate be valid, binding, enforceable and irrevocable. The substantive and procedural Law of the Commonwealth of Pennsylvania shall apply to any such arbitration proceedings. The place of any such arbitration shall be Philadelphia, Pennsylvania. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof and the costs of the arbitrator associated with such arbitration proceeding shall be borne equally by Sellers and Buyer.

(c) Notwithstanding the provisions of this Section 16.13, either party may seek injunctive or other equitable relief to maintain the status quo before any court of competent jurisdiction in connection with any claim, dispute or controversy arising out of this Agreement and Buyer may seek injunctive or other equitable relief in connection with any breach or alleged breach of the provisions of Articles XIII or XIV and Buyer or Sellers, as the case may be, may seek injunctive or other equitable relief in connection with any breach or alleged breach of the provisions of Section 15.2 hereof.

16.14 Consent to Jurisdiction. Subject to Section 16.13, each of the parties hereto agree that any suit, action or proceeding instituted against such party under or in connection with this Agreement shall be brought in the United States District Court for the Western District of Pennsylvania. By its execution hereof, each party hereto irrevocably waives any objection to, and any right of immunity on the grounds of, improper venue, the convenience of the forum, the personal jurisdiction of such court or the execution of judgments resulting therefrom. Each party hereto hereby irrevocably accepts and submits to the exclusive jurisdiction of such court in any such action, suit or proceeding.

16.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. No party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties. No party will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial cannot be or has not been waived.

16.16 Further Assurances. Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

IN WITNESS WHEREOF, Buyer and Sellers have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

KOPPERS INC.

By:
Name:
Title:

ARCELORMITTAL S.A.

By:
Name:
Title:

Signature Page to Purchase Agreement

LIMITED JOINDER

The undersigned, as an inducement to Koppers to enter into this Agreement and intending to be legally bound, has executed this Limited Joinder solely for the purpose of agreeing to be bound by Article II and Sections 3.3, 6.6, 12.2, 13.1 and 15.2 of this Agreement and making the representations and warranties in Sections 4.2(b), 4.4(b), 4.4(d) and 4.7(b) of this Agreement.

IN WITNESS WHEREOF, this Limited Joinder is executed as of the date first above written.

CARBON INVESTMENTS, INC.

By:
Name:
Title:

Signature Page to Purchase Agreement